Form 10-K, Exhibit 13
period 1996-12-31
PRESTIGE FINANCIAL CORP
filed 1997-03-28
CIK 899163

PRESTIGE FINANCIAL CORP.



                                     [LOGO]




                               1996 ANNUAL REPORT
                                 up with people

SELECTED FINANCIAL DATA                                 PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


Dollars in thousands, except per share data                                              Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
Summary of Income                                                         1996         1995          1994        1993       1992
                                                                        ------------------------------------------------------------
                              Net interest income                         $ 8,471      $ 6,545      $ 4,862     $ 3,949    $ 2,758
                              Provision for loan losses                       516          350          100         451        365
                              Non-interest income                           1,536          700          563         525        188
                              Non-interest expense                          6,222        4,898        4,124       3,276      2,228
                              Provision for income taxes                    1,226          825          491         287        154
                              Extraordinary items                              --           --           --          --        154
                              Cumulative effect of accounting change           --           --           --          63         --
                                                                        ------------------------------------------------------------
                              Net income                                  $ 2,043      $ 1,172      $   710      $  523    $   353
                                                                        ============================================================
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data

                              Investments                                $ 68,874     $ 43,270     $ 22,541    $ 22,733    $18,365
                              Total loans, net                            136,876      112,263       92,534      73,786     57,572
                              Total assets                                229,517      176,382      132,572     109,636     83,247
                              Total deposits                              212,596      163,517      122,439     100,112     74,803
                              Stockholders' equity                       $ 15,710     $ 12,058      $ 9,505     $ 8,951    $ 7,866
                                                                        ============================================================
------------------------------------------------------------------------------------------------------------------------------------
Financial Ratios

                              Return on average assets                       1.01%        0.79%        0.61%       0.55%      0.50%
                              Return on average equity                      14.75%       11.27%        7.72%       6.13%      5.01%
                              Fully diluted earnings per common share       $0.75        $0.47        $0.31       $0.23      $0.18
                              Book value per common share                   $5.90        $4.89        $3.98       $3.73      $3.37
                              Cash dividends per common share               $0.25        $0.10        $0.06       $0.03      $0.03
                              Tier 1 capital ratio                          11.69%        9.91%       10.02%      11.08%     13.70%
                              Total risk-based capital ratio                12.87%       11.10%       11.16%      12.33%     14.85%
                              Allowance for loan losses/total loans          1.15%        1.17%        1.15%       1.41%      1.12%
                              Net charge-offs/average total loans            0.20%        0.10%        0.10%       0.07%      0.02%
                                                                        ============================================================



--------------------------------------------------------------------------------
Company Characteristics:

Prestige Financial Corp. is a one bank holding company incorporated under the laws of the State of New Jersey and whose principal business is the operation of Prestige State Bank--a state-chartered, F.D.I.C. insured financial institution. Our vision continues to focus on providing top quality service to our clientele while taking great care that this endeavor contributes to the enhancement of shareholder value. The Company's overriding strategy for the attainment of this vision has been to employ the best people, armed with the latest proven technology, in the most appropriate locations, to service markets and/or lines of business with which we have a unique familiarity. Prestige Financial Corp. stock is traded on the NASDAQ National Market under the symbol "PRFN".

--------
page one
setting
trends


TO SHAREHOLDERS OF PRESTIGE:

     As the year we review in this report was an Olympic year, it would have been appropriate to once again highlight our "record results," talk about how we are "leading the field" and so on. However, the theme we chose for the 1996 Annual Report goes beyond the usual replays of Prestige "going for the gold" or the statistical outcome, no matter how tempting that is when considering the company's performance. Something more needed to be said about the dynamics of a winning team--the essence of which is people who constantly strive to get better, to do more.

     The phrase "Up With People" puts into a few words the direction of our company and the primary reason for its success. Depending on which words are emphasized, UP WITH PEOPLE can describe how well Prestige has done and is doing, as well as the importance the company places not only on its staff, but its customers as well.

     As the highlights on the previous page, and graphs on these facing pages indicate, "Team Prestige" has had another banner year. More striking, however, is the repetitive nature of the company's successes. It is obvious that a trend has been set. Total assets at year-end 1996 were 276% of what they were at year-end 1992--just four years previous! Net income for the year of 1996 was well over five times what it was for the year of 1992. It is that "ability to repeat" feature, rather than just the "one time explosion," that earns the true "winning team" reputation.

     Another mark of a champion is the ability to excel in more than just a few key elements of the contest. In Olympic basketball competition, a squad that can handle the ball, shoot from the floor and rebound well--but can't make free-throws or play defense--will not enjoy the success of one that is better in more of those skills. We are very proud to be able to play many positions so well and score so highly in the most widely recognized financial performance indicators.

     A closely related characteristic of a winning organization is the speed with which it attains ever higher performance levels. Clearly, any upward trend is better than a flat or downward tendency, but a quicker rate of improvement will certainly provide even further distinction to one who achieves it. Anyone can set a fast pace early on, but it takes a strong extra effort to maintain speed, dodge as many obstacles as possible and--perhaps most important--"absorb a blow" when it cannot be avoided.

  [The following table was represented as a bar chart in the printed matter.]

                                       YEAR-END ASSETS
                    Year                (In Millions)
                    ----                -------------
                    1992                    $ 83
                    1993                    $110
                    1994                    $133
                    1995                    $176
                    1996                    $230


  [The following table was represented as a bar chart in the printed matter.]

                                          NET INCOME
                    Year                (In Thousands)
                    ----                -------------
                    1992                   $  353
                    1993                   $  523
                    1994                   $  710
                    1995                   $1,172
                    1996                   $2,043


                                                                        --------
                                                                        page two

                                                        PRESTIGE FINANCIAL CORP.


maintaining
the pace


     Except for the graph on this page depicting year-end market capitalization--which shows the only three full years during which Prestige has been traded on NASDAQ--the presentations in this report depict impressive incremental improvements over several periods.

     The fast-rising net income over the time frame shown owes much to the "infrastructure" of high quality people and carefully placed/appointed offices we have created--the costs of which might have "bowed" a less-prepared entity. Confident in our ability to grow market share, however, the company made those commitments to staff and facilities so that customers looking for a bank to call their own would find all they might want--and more--in Prestige.

     You can see easily how we maintained the pace of bottom line growth by checking the highlights page once again, where the chart illustrates that this was accomplished principally through increases in net interest income--the basic business of banking. Non-interest income augmentation was substantial from 1995 to 1996--thanks to gains from SBA and residential mortgage loan sales--but this only partly offset the 1995 to 1996 increases in non-interest expenses attributable to the branch and personnel investments.

     How about our shareholders? There is ample evidence that this constituency has always been of special concern to the board and management of Prestige. In addition to the graphs at the right, take time to focus on the dividends, book value and return on equity information contained on the highlights page at the front of this report. And remember that Prestige State Bank--the company's only subsidiary--first opened its doors in 1990; so that 1991 was the first full year of this institution's history!

     Interesting   things  happen  when  a  team  turns  in  several  impressive performances. For one, a natural concern observers may hold--that the quick start and fast early pace may prove its undoing--is effectively laid to rest. Directly on its heels, though, comes the inescapable scrutiny of the team's makeup, of the breadth of its abilities, in order to determine how long it can stay on or near the top of its game.

     Just as in team sports there is equality in the importance of offense and defense, banking can be thought of as having two evenly crucial phases: the gathering of deposits (which contribute most to the entity's growth); and the employment of those funds (most of


  [The following table was represented as a bar chart in the printed matter.]

                                      EARNINGS PER SHARE
                                        (FULLY DILUTED)
                    Year                 (In Dollars)
                    ----                -------------
                    1992                     $0.18
                    1993                     $0.23
                    1994                     $0.31
                    1995                     $0.47
                    1996                     $0.75


  [The following table was represented as a bar chart in the printed matter.]

                                          YEAR-END
                                           MARKET
                                       CAPITALIZATION
                    Year                (In Millions)
                    ----                -------------
                    1994                $11,782,080
                    1995                $27,615,549
                    1996                $37,923,682

                                                                      ----------
                                                                      page three

TO SHAREHOLDERS OF PRESTIGE:
(continued)


stamina


which go into "earning assets" such as loans and investments). To get a good feel for how well conditioned an institution may be to stay the course, one should look into the makeup of its deposits and its earning assets, where the most telling signs of a commercial bank's staying power can be found.

     Prestige has moved into third position in a field of 12 banks in terms of deposit market share within Hunterdon County, boasting nearly 12% of the $1.3 billion available. Prestige lags only the two giants, Summit and First Union, which are much older and have many more locations. How? Is it sustainable?

     The pie chart on the upper left indicates a balance among deposit categories. Positive factors include the relatively low reliance on "jumbo" (over $100,000) accounts and an appreciable contribution made by non-interest bearing checking accounts. We believe that this is a picture of health for a financial institution, marking it as one that is capturing a loyal clientele who provide a reliable stream of core funds upon which to base loan and investment strategies.

     As much endurance as the above seems to promise, it is only half the story. The rest is in the chart on the lower left that tells of a Prestige--highly touted for its SBA lending prowess--which has taken care not to be overly committed to one avenue of earning asset allocation. This bank--which, for the second consecutive year topped all lenders in New Jersey in Small Business Administration loans--can attribute its stamina to the fact that its assets are as advantageously diverse as are its sources of funds.

     But what about those dynamics cited earlier that seem to be associated with a winning team--the elements of a competitive edge that are difficult to explain though plain to see? They seem to come out of an attitude--that the records SHOULD be broken, that this team HAS TO be victorious. Why else would so many previously unbeatable records fall during each Olympiad or, for that matter, during any season of professional sport? It all starts with the belief that IT CAN BE DONE. This is the winning attitude we have nurtured and sustained at Prestige.

     There will always be an argument over whether success or failure hinges more on great coaching or the inborn talent of the players--so let's just call it a draw and say that


  [The following table was represented as a pie chart in the printed matter.]

                              DEPOSIT COMPOSITION

                    Non-Int. Demand               16%
                    Now/Money Mkt.                17%
                    Savings                       18%
                    Money Mkt. CDs                12%
                    $100M+ CDs                     9%
                    Other Time                    28%


  [The following table was represented as a pie chart in the printed matter.]

                           EARNING ASSET DISTRIBUTION

                    RE Loans                      26%
                    US Gov't. Inv.                30%
                    SBA Loans                     17%
                    Consumer Loans                13%
                    FF Sold Other EA               5%
                    Other Comm. Loans              9%

---------
page four

                                                        PRESTIGE FINANCIAL CORP.


direction


without either there would be little chance of remarkable success. At Prestige Financial Corp., our directors began with high expectations and have not, thus far, been given any reason to expect less than outstanding results. As a consequence, the extra-ordinary becomes a given for the sprint as well as the marathon.

     Wanting, demanding the best is not a self-fulfilling wish. It takes work on everyone's part to reach lofty goals. Our directors and our advisory board members play a vital role in business development but, most importantly, these coaches know when to direct and when to simply let their team of professionals do the jobs for which they have been so well prepared. As the organization becomes ever more accustomed to achieving its goals, the sense of direction becomes instinctive, but it is during these times that firm oversight is most important. Through questioning and comparing, Prestige directors make certain company resources continue to be put to their highest and best use for protection of the depositor and the long term benefit of the shareholder.

     Curious, though, is the manner in which people's roles need to, and do, adjust within the best performing teams, just as coaches may be less demanding as the situation dictates. The poster advice "Lead, Follow, or Get Out of the Way!" may sound comical, until one realizes that at some point it is absolutely necessary that the boss get out of the way, that a leader sometimes has to follow, and so on. It is this mind-set--the willingness to do, or allow to be done, whatever it takes--that can be the most powerful direction we have taken here at Prestige.

     So all leaders have had to be followers at some point and perhaps it is that experience that does the most to hone the skills of people in charge. With all that has been accomplished to date at Prestige, it should not be too surprising to find an unusual partnership at the executive level. Here, two men share the highest official authority, bringing nearly fifty years of combined experience to bear upon whatever challenges may arise. With them, team players exemplified by the officers shown on page seven have performed, and will continue to perform, at the highest level.

     The people of Prestige have also played an important role in helping the people of their community, their state, and nearby states to become economically self-sufficient by


Directors

[PHOTO 1]

[PHOTO 2]

[PHOTO 3]

[PHOTO 4]

[PHOTO 5]

1.   Louis R. DeFalco,
     Chairman (and Vice Chairman--
     Prestige State Bank)

2.   Roland D. Boehm, Sr.,
     Vice Chairman (and Chairman--
     Prestige State Bank)

3.   Gerald A. Lustig

4.   James W. MacDonald

5.   Arthur Stryker, Jr.

                                                                       ---------
                                                                       page five

TO SHAREHOLDERS OF PRESTIGE:
(continued)


leadership


starting and expanding businesses through SBA loans. In addition to earning the Diamond Award as the top SBA producer in the state, Prestige ranked first in loans to women-owned businesses and minority-owned businesses. For these accomplishments, Prestige was presented with the Gold Award as the Administration's highest honor for overall achievement. Meanwhile, loan quality--another Achilles heel to be watched closely in banks--remained exceptional as overall past dues at year-end totaled just $1,329,000 (less than 1% of a $138,468,000 loan portfolio). This number INCLUDED $810,000 of non-performing loans which when divided by total assets rendered an extremely low ratio of .35 percent.

     Prestige entered 1997 with a renewed dedication to be the best we can be. We will not relent in our quest to be THE bank within our home county of Hunterdon. While assimilating the financial impact of the Beaver Avenue, Clinton branch, we intend to open three more locations within the heart of our trade area: a free standing branch on the main north-south artery between the hubs of Flemington and Clinton; our first in-store bank within the same shopping center; and a second Clinton branch on the western side of that North Hunterdon market.

     We intend to continue as a force within the SBA arena but expect to make a greater impression than in the past with our residential mortgage lending and municipal financing. All the while, though, we will not lose sight of the individuals and small companies with whom we have become identified. We plan to attain continually impressive returns on equity as well as assets as we move boldly UP...with PEOPLE toward the $300 million mark in asset size.

Sincerely,


/s/ Arnold F. Horvath                     /s/ Robert J. Jablonski
---------------------                     -----------------------
Arnold F. Horvath                         Robert J. Jablonski

President                                 Chief Executive Officer


[PHOTO]

Arnold F. Horvath



[PHOTO]

Robert J. Jablonski

--------
page six

CORPORATE INFORMATION                                   PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


up with people


Board of Directors                 Officers                        Rosemary Dente
                                                                   Assistant Vice President
Louis R. DeFalco                   Arnold F. Horvath               Sr. SBA Bus. Development
Chairman (& Vice Chairman--        President
Prestige State Bank)                                               Joyce A. Winecker
                                   Robert J. Jablonski             Corporate Secretary
Roland D. Boehm, Sr.               Chief Executive Officer
Vice Chairman (& Chairman--                                        Carolyn Scalia
Prestige State Bank)               Greg Schneider                  Assistant Vice President
                                   Executive Vice President        Auditor
Arnold F. Horvath                  Senior Lending Officer
                                                                   Linda E. Burns
Robert J. Jablonski                Annette M. Dalley               Assistant Vice President
                                   Sr. Vice President
Gerald A. Lustig                   Human Resources                 JoAnn M. Cronce
                                   Branch Administration           Assistant Treasurer
James W. MacDonald                                                 Security Officer
                                   Lorraine A. Cook
Arthur Stryker, Jr.                Sr. Vice President              Judith Wallace
                                   Controller                      Assistant Secretary
Hunterdon
Advisory Board                     Jeffrey D. Mattison             Deborah Fabian
                                   Sr. Vice President              Assistant Secretary
Brian Barbiche                     Loan Officer
                                                                   J. Susan Berger
David Bond                         Joseph D. Ercolino              Assistant Treasurer
                                   Vice President
Alan Castroll                      Business Development            Maria Fusca
                                                                   Assistant Treasurer
Sam Leon                           Thomas M. Lyons
                                   Vice President                  Christine Ploski
John Little, Jr.                   Financial Corp. Accounting      Assistant Treasurer

James T. McPherson                 Thomas Thompson                 Deborah A. Gutschmidt
                                   Vice President                  Assistant Treasurer
Somerset                           SBA Loan Officer
Advisory Board                                                     Louise A. Maziarz
                                   Thomas W. Ort                   Assistant Treasurer
Edward J. Dougherty, Ed.D.         Vice President
                                   Loan Administration             Amy E. Rabosky
Gerard C. Pascale                                                  Assistant Treasurer
                                   Mark C. Dooley
                                   Vice President                  Sandra Stephens
                                   Mortgage Officer                Assistant Secretary

                                   Christopher J. Pribula          Joyce Bietka
                                   Vice President                  Assistant Secretary
                                   Operations
                                                                   Jennifer Mock
                                   Karen M. McKeon                 Assistant Treasurer
                                   Assistant Vice President

                                   Stan Hall
                                   Assistant Vice President

----------
page seven

CONSOLIDATED STATEMENTS                                 PRESTIGE FINANCIAL CORP.
OF FINANCIAL CONDITION                                            AND SUBSIDIARY


                                                                                                              December 31,
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                                   1996               1995
                                                                                                     -------------------------------
                              Cash and due from banks                                                $  9,579,368       $  5,530,778
                              Federal funds sold and short-term investments                             8,950,028         10,525,000
                                                                                                     -------------------------------
                                    Total cash and cash equivalents                                    18,529,396         16,055,778
                                                                                                     -------------------------------
                              Loans held for sale, net                                                 15,013,245         10,240,981
                              Investment securities, net (estimated market value of $68,680,887
                                and $43,466,781 in 1996 and 1995, respectively)                        68,874,149         43,270,135
                              Loans, net                                                              123,454,671        103,346,182
                              Less: Allowance for loan losses                                           1,592,078          1,324,626
                                                                                                     -------------------------------
                              Net loans                                                               121,862,593        102,021,556
                                                                                                     -------------------------------
                              Accrued interest receivable                                               1,537,994            958,365
                              Premises and equipment, net                                               2,490,059          1,930,757
                              Other assets                                                              1,210,011          1,904,158
                                                                                                     -------------------------------
                                    Total assets                                                     $229,517,447       $176,381,730
                                                                                                     ===============================

------------------------------------------------------------------------------------------------------------------------------------
Liabilities and
Stockholders' Equity
                              Liabilities:
                                Deposits:
                                  Non-interest bearing                                               $ 35,318,480       $ 23,793,196
                                  Interest bearing                                                    177,277,801        139,723,690
                                                                                                     -------------------------------
                                    Total deposits                                                    212,596,281        163,516,886
                                Accrued interest payable                                                  308,082            249,013
                                Accrued expenses and other liabilities                                    903,162            557,358
                                                                                                     -------------------------------
                                    Total liabilities                                                 213,807,525        164,323,257
                                                                                                     -------------------------------
                              Stockholders' equity:
                                Common stock, par value $.01; 5,000,000 shares authorized;
                                  2,661,331 shares and 1,972,539 shares issued and outstanding
                                  at December 31, 1996 and 1995, respectively                              26,613             19,725
                                Paid-in capital                                                        13,581,186         11,354,121
                                Retained earnings                                                       2,102,123            684,627
                                                                                                     -------------------------------
                                    Total stockholders' equity                                         15,709,922         12,058,473
                              Commitments and contingencies (note 10)
                                                                                                     -------------------------------
                                    Total liabilities and stockholders' equity                       $229,517,447       $176,381,730
                                                                                                     ===============================

          See accompanying notes to consolidated financial statements.

----------
page eight

CONSOLIDATED STATEMENTS                                 PRESTIGE FINANCIAL CORP.
OF INCOME                                                         AND SUBSIDIARY


                                                                                                 Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                         1996              1995              1994
                                                                                      ----------------------------------------------
                              Interest income:
                                Loans                                                 $11,920,839       $10,048,068       $7,016,118
                                Investment securities
                                  Taxable                                               3,590,295         1,624,625          870,403
                                  Exempt from Federal income tax                          100,244           138,744           45,155
                                Federal funds sold and short-term investments             427,861           443,000          257,094
                                                                                      ----------------------------------------------
                                  Total interest income                                16,039,239        12,254,437        8,188,770
                                                                                      ----------------------------------------------
                              Interest expense:
                                Deposits                                                7,565,484         5,708,330        3,326,690
                                Short-term borrowings                                       2,901               408              633
                                                                                      ----------------------------------------------
                                  Total interest expense                                7,568,385         5,708,738        3,327,323
                                                                                      ----------------------------------------------
                                  Net interest income                                   8,470,854         6,545,699        4,861,447
                              Provision for loan losses                                   515,600           350,000          100,000
                                                                                      ----------------------------------------------
                                  Net interest income after provision for loan losses   7,955,254         6,195,699        4,761,447
                                                                                      ----------------------------------------------
                              Non-interest income:
                                Service charges on deposit accounts                       266,719           153,419          125,224
                                Gain on sale of loans held for sale                     1,180,301           571,837          405,596
                                Loss on sale of securities                                     --           (76,125)              --
                                Other income                                               89,116            51,060           32,414
                                                                                      ----------------------------------------------
                                  Total non-interest income                             1,536,136           700,191          563,234
                                                                                      ----------------------------------------------
                              Non-interest expense:
                                Salaries and employee benefits                          3,149,948         2,257,405        1,797,566
                                Net occupancy expense                                   1,268,291         1,033,182          941,862
                                Data processing                                           308,680           203,002          166,007
                                Federal deposit insurance                                   2,000           139,781          227,534
                                Advertising and business development                      244,382           187,008          178,914
                                Other operating expenses                                1,249,030         1,077,925          812,109
                                                                                      ----------------------------------------------
                                  Total non-interest expense                            6,222,331         4,898,303        4,123,992
                                                                                      ----------------------------------------------
                                  Income before provision for income taxes              3,269,059         1,997,587        1,200,689
                              Provision for income taxes                                1,226,341           825,322          490,803
                                                                                      ----------------------------------------------
                                Net income                                            $ 2,042,718       $ 1,172,265       $  709,886
                                                                                      ==============================================
                              Net income per common share:
                                Primary                                               $       .76       $       .48       $      .31
                                Fully diluted                                         $       .75       $       .47       $      .31
                                                                                      ==============================================

                              Weighted average shares outstanding:
                                Primary                                                 2,701,269         2,293,161        2,157,603
                                Fully diluted                                           2,719,389         2,333,464        2,157,603
                                                                                      ==============================================


          See accompanying notes to consolidated financial statements.

---------
page nine

CONSOLIDATED STATEMENTS                                 PRESTIGE FINANCIAL CORP.
OF CHANGES IN                                                     AND SUBSIDIARY
STOCKHOLDERS' EQUITY


                                                                                        Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                                                           Total
                                                                     Preferred   Common       Paid-in      Retained    stockholders'
                                                                       stock      stock       capital      earnings       equity
                                                                     ---------------------------------------------------------------
                              Balance, December 31, 1993             $ 900,000   $15,692    $ 7,797,102   $  238,147    $ 8,950,941
                              Exercise of options (1,724 shares)            --        17          6,985           --          7,002
                              Common stock cash dividend
                                ($.08 per share)                            --        --             --     (117,736)      (117,736)
                              Preferred stock cash dividend                 --        --             --      (44,746)       (44,746)
                              Net income                                    --        --             --      709,886        709,886
                                                                     ---------------------------------------------------------------
                              Balance, December 31, 1994               900,000    15,709      7,804,087      785,551      9,505,347
                              Exercise of options (26,118 shares)           --       261        116,446           --        116,707
                              Common stock grants (6,800 shares)            --        68         59,432           --         59,500
                              Private placement (176,000 shares)            --     1,760      1,978,240           --      1,980,000
                              Dividend reinvestment and stock
                                purchase plan (34,326 shares)               --       343        426,074           --        426,417
                              Common stock cash dividend
                                ($.125 per share)                           --        --             --     (228,739)      (228,739)
                              10% Common stock dividend
                                (158,351 shares)                            --     1,584        969,842     (971,426)            --
                              Preferred stock cash dividend                 --        --             --      (73,024)       (73,024)
                              Redemption of preferred stock           (900,000)       --             --           --       (900,000)
                              Net income                                    --        --             --    1,172,265      1,172,265
                                                                     ---------------------------------------------------------------
                              Balance, December 31, 1995                    --    19,725     11,354,121      684,627     12,058,473
                              Exercise of warrants (6,600 shares)           --        66         50,952           --         51,018
                              Exercise of options (5,673 shares)            --        57         35,065           --         35,122
                              Common stock grants (7,480 shares)            --        75         59,425           --         59,500
                              Dividend reinvestment and stock
                                purchase plan (161,895 shares)              --     1,619      2,042,741           --      2,044,360
                              401(k) plan (3,029 shares)                    --        30         38,882           --         38,912
                              Five-for-four common stock split
                                (504,115 shares)                            --     5,041             --       (5,041)            --
                              Common stock cash dividend
                                ($.25 per share)                            --        --             --     (620,181)      (620,181)
                              Net income                                    --        --             --    2,042,718      2,042,718
                                                                     ---------------------------------------------------------------
                              Balance, December 31, 1996             $      --   $26,613    $13,581,186   $2,102,123    $15,709,922
                                                                     ===============================================================

          See accompanying notes to consolidated financial statements.

--------
page ten

CONSOLIDATED STATEMENTS                                 PRESTIGE FINANCIAL CORP.
OF CASH FLOWS                                                     AND SUBSIDIARY


                                                                                                   Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                              1996           1995          1994
                                                                                          ------------------------------------------
                              Cash flows from operating activities:
                                Net income                                                $  2,042,718   $  1,172,265  $    709,886
                                Adjustments to reconcile net income to net cash
                                  (used in) provided by operating activities:
                                    Provision for loan losses                                  515,600        350,000       100,000
                                    Depreciation and amortization                              367,961        297,842       277,743
                                    Amortization (accretion) of investment
                                      securities premiums and discounts, net                   479,182       (329,627)     (427,766)
                                    Amortization of organizational costs                        14,137         18,131        38,094
                                    Increase in accrued interest receivable                   (579,629)      (492,072)     (110,520)
                                    Decrease (increase) in other assets                        680,010       (971,344)       (8,022)
                                    Loss on sale of securities                                      --         76,125            --
                                    Gain on sale of loans held for sale                     (1,180,301)      (571,837)     (405,596)
                                    Proceeds from sale of loans held for sale               24,076,664      9,423,281    10,297,844
                                    Loss on sale of other real estate owned                         --         25,000            --
                                    Net increase in loans held for sale                    (27,668,627)   (18,060,531)   (9,922,455)
                                    Increase in accrued interest payable                        59,069        111,960        49,098
                                    Increase in accrued expenses and other liabilities         345,804         67,250         5,085
                                    (Decrease) increase in deferred loan fees and
                                      unearned discounts                                      (273,507)       265,924       788,880
                                    Common stock grants                                         59,500         59,500            --
                                                                                          ------------------------------------------
                                        Net cash (used in) provided by
                                          operating activities                              (1,061,419)    (8,558,133)    1,392,271
                                                                                          ------------------------------------------
                              Cash flows from investing activities:
                                Proceeds from sale of securities available for sale                 --      3,630,250            --
                                Proceeds from maturities of investment securities           32,379,423     15,933,625    13,660,000
                                Principal paydowns on mortgage-backed securities             4,915,156      1,079,558     1,372,633
                                Purchases of investment and mortgage-backed securities     (63,377,775)   (41,119,376)  (14,412,664)
                                Net increase in loans                                      (19,472,380)   (11,510,847)  (19,605,766)
                                Loan participations purchased                                 (610,750)            --            --
                                Capital expenditures                                          (927,263)      (215,615)     (534,966)
                                Proceeds from sale of other real estate owned                       --        350,000            --
                                                                                          ------------------------------------------
                                        Net cash used in investing activities              (47,093,589)   (31,852,405)  (19,520,763)
                                                                                          ------------------------------------------
                              Cash flows from financing activities:
                                Net increase in demand deposits, money market,
                                  NOW accounts and savings accounts                         34,014,121     11,636,393     5,297,335
                                Net increase in certificates of deposit                     15,065,274     29,441,226    17,029,867
                                Proceeds from issuance of common stock, net                  2,169,412      2,523,124         7,002
                                Dividends paid                                                (620,181)      (301,763)     (162,482)
                                Redemption of preferred stock                                       --       (900,000)           --
                                                                                          ------------------------------------------
                                        Net cash provided by financing activities           50,628,626     42,398,980    22,171,722
                                                                                          ------------------------------------------
                                        Increase in cash and cash equivalents                2,473,618      1,988,442     4,043,230
                              Cash and cash equivalents at beginning of year                16,055,778     14,067,336    10,024,106
                                                                                          ------------------------------------------
                              Cash and cash equivalents at end of year                    $ 18,529,396   $ 16,055,778  $ 14,067,336
                                                                                          ==========================================

                              Supplemental disclosures:
                                Cash paid for interest                                    $  7,509,316   $  5,596,778  $  3,278,225
                                Cash paid for income taxes                                   1,251,008        800,078       607,982
                                Loans transferred to other real estate owned                        --        375,000            --
                                Investment securities transferred to securities
                                available for sale                                                  --      3,706,375            --
                                                                                          ==========================================

          See accompanying notes to consolidated financial statements.

-----------
page eleven

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994


--------------------------------------------------------------------------------
(1)  Summary of Significant
     Accounting Policies

Business

     Policies Prestige Financial Corp. provides a full range of banking services to individual and corporate customers through its subsidiary, Prestige State Bank (the Bank), with branches located in Hunterdon and Somerset counties, New Jersey. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal and state agencies, and undergoes periodic examinations by those regulatory authorities.


Basis of Consolidated Financial Statement Presentation

     The consolidated financial statements of Prestige Financial Corp. and Subsidiary (the Corp.) have been prepared in conformity with generally accepted accounting principles and reporting practices applied in the banking industry. The consolidated financial statements include the accounts of Prestige Financial Corp. and its wholly-owned subsidiary, Prestige State Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as contingent assets and liabilities, as of the dates of the consolidated statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates and assumptions.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.


Cash and Cash Equivalents

     Cash and cash equivalents, for purposes of the consolidated statements of cash flows, consist of cash on hand and in banks, Federal funds sold, and short-term investments with a maturity of three months or less.


Investment Securities

     Investment Securities are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities using a method which approximates the level-yield method. Investment Securities are carried at amortized cost because it is management's intention, and the Corp. has the ability, to hold them to maturity. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corp. has the ability at the time of purchase to hold securities until maturity, they are classified as Investment Securities and carried at amortized historical cost.

     Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as Available for Sale and carried at estimated fair value. Unrealized holding gains and losses are excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Securities Available for Sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant changes in prepayment risk, and other factors related to interest rate risk and resultant prepayment risk.

     Gains or losses on the sale of securities are based on identifiable certificate cost and are accounted for on a trade date basis.


Loans

     Loans are stated at the principal amount outstanding, net of deferred loan origination fees, costs and unearned discounts, and the allowance for loan losses. Loans held for sale are carried at the lower of aggregate cost or market value. Interest on loans is accrued and credited to income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized, using the level yield method, into interest income over the estimated life of the loan as an adjustment to the loan's yield.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral if the loan is collateral dependent. Conforming residential mortgage loans, home equity and second mortgage loans, and consumer loans are excluded from the definition of impaired loans as they are characterized as smaller balance, homogeneous loans and therefore are collectively evaluated for impairment.

     The accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent and is not considered well secured and in the process of collection or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated

-----------
page twelve

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


as nonaccrual loans. All previously accrued interest is reversed and income is recognized subsequently only in the period received, provided the remaining principal balance is deemed collectible. A nonaccrual loan is not returned to an accrual status until principal and interest payments are brought current and factors indicating doubtful collection no longer exist.


Allowance for Loan Losses

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corp.'s allowance for loan losses. Such agencies may require the Corp. to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.


Loan Sales

     The Bank originates Small Business Administration (SBA) guaranteed loans which have maturities of up to 25 years. The loans are guaranteed up to 90% by the Federal government. From time to time, the Corp. may sell the guaranteed portion of such loans and retain the unguaranteed portion as well as the rights to service the loans. Gains recorded on sales are calculated on the basis of a pro rata allocation of the carrying value of the loan, which approximates a fair value pro rata allocation considering premiums, servicing fees and costs to service.


Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or leases. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements. Repair and maintenance items are expensed and improvements are capitalized.


Stock-based Employee Compensation

     Compensation expense under the Corp.'s fixed stock option plans and restricted stock plans is measured by the excess, if any, of the market price of the underlying stock over the exercise price. Compensation expense is measured at grant date and recognized ratably over the vesting period.


Income Taxes

     Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Net Income Per Share

     Net income per share is calculated as net income less preferred stock dividends, if any, divided by weighted average shares outstanding (as adjusted for the assumed exercise of dilutive common stock equivalents, using the treasury stock method). Preferred stock dividends totaled $73,024 in 1995 and $44,746 in 1994. All outstanding preferred stock was redeemed in 1995. All weighted average shares outstanding reflect the five-for-four stock split effective on April 19, 1996 and the 10% common stock dividend effective on March 31, 1995.


Reclassifications

     Certain amounts relating to 1995 and 1994 have been reclassified to conform with the 1996 presentation.

--------------------------------------------------------------------------------
(2)  Cash and Due
     from Banks

The Corp.'s banking subsidiary is required to maintain reserve balances with the Federal Reserve Bank.Such balances amounted to $1,190,000 and $672,000 at December 31, 1996 and 1995, respectively.

-------------
page thirteen

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994
(continued)


--------------------------------------------------------------------------------
(3)  Investment
     Securities, Net

The amortized cost, gross unrealized gains and losses and estimated market values of Investment Securities at December 31, 1996 and 1995 are summarized as follows:

                                                                   Gross       Gross        Estimated
                                                   Amortized    Unrealized  Unrealized       Market
1996                                                 Cost          Gains      Losses          Value
------------------------------------------------------------------------------------------------------
U.S. Government and Federal agencies              $36,226,852     $ 58,934    $255,060     $36,030,726
Other securities                                    4,216,489        5,263          --       4,221,752
Mortgage-backed securities                         28,430,808      146,901     149,300      28,428,409
                                                  ----------------------------------------------------
  Total investment securities                     $68,874,149     $211,098    $404,360     $68,680,887
                                                  ====================================================


                                                                   Gross       Gross         Estimated
                                                   Amortized    Unrealized  Unrealized        Market
1995                                                 Cost          Gains      Losses           Value
------------------------------------------------------------------------------------------------------
U.S. Government and Federal agencies              $21,459,029     $ 27,262    $ 21,940     $21,464,351
Other securities                                    2,070,149       11,820          --       2,081,969
Mortgage-backed securities                         19,740,957      180,965       1,461      19,920,461
                                                  ----------------------------------------------------
  Total Investment Securities                     $43,270,135     $220,047    $ 23,401     $43,466,781
                                                  ====================================================


     There were no sales of investment securities during 1996. In December 1995, pursuant to the provisions of Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" issued by the Financial Accounting Standards Board, the Corp. made a one time transfer of Investment Securities with an amortized cost of $3,706,375 and an unrealized loss of $76,125 to Securities Available for Sale. These securities were sold in 1995 resulting in gross realized losses of $76,125 with no realized gains. There were no sales of investment securities during 1994.

     At December 31, 1996, securities having a book value of approximately $9,501,000 were pledged to secure certain public fund deposits and for other purposes required by law.

     The amortized cost and estimated market values of investment debt securities at December 31, 1996 are shown by contractual maturity in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call obligations. The contractual maturities of mortgage-backed securities and SBA guaranteed loan pool certificates generally exceed 10 years; however, the effective lives are expected to be less due to anticipated prepayments.

                                                                       Estimated
                                                      Amortized         Market
                                                         Cost           Value
                                                     ---------------------------
Due in one year or less                              $ 8,192,909     $ 8,191,542
Due after one year through five years                 12,873,848      12,848,553
Due after five years through ten years                   110,000         110,000
Due after ten years                                      175,000         175,000
Mortgage-backed securities                            28,430,808      28,428,409
SBA guaranteed loan pool certificates                 19,091,584      18,927,383
                                                     ---------------------------
  Total                                              $68,874,149     $68,680,887
                                                     ===========================


--------------------------------------------------------------------------------
(4)  Loans

A summary of loans at December 31, 1996 and 1995 is as follows:

                                                       1996             1995
                                                  ------------------------------
Real estate mortgages:
  Residential                                     $  9,964,053      $  8,000,710
  Construction and land development                  7,950,569         5,019,345
  Commercial                                        37,909,538        31,234,186
Commercial loans                                    55,758,733        43,366,734
Home equity and second mortgages                     7,069,592         5,308,610
Consumer                                            22,524,000        23,639,654
                                                  ------------------------------
                                                   141,176,485       116,569,239

Less:
  Allowance for loan losses                          1,592,078         1,324,626
  Deferred loan fees and discounts                   2,708,569         2,982,076
  Loans held for sale                               15,013,245        10,240,981
                                                  ------------------------------
  Net loans                                       $121,862,593      $102,021,556
                                                  ==============================

-------------
page fourteen

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


     Loans in the amount of $454,135 and $10,823 were on a nonaccrual status and considered impaired at December 31, 1996 and 1995, respectively. If these loans had continued to realize interest in accordance with their contractual terms, approximately $37,000 and $1,000 of interest income would have been realized in 1996 and 1995, respectively. No specific reserves were required for impaired loans at December 31, 1996 or 1995. The average recorded investments in impaired loans during 1996 and 1995 were approximately $330,000 and $280,000, respectively. Loans which were past due 90 days or more and still accruing totalled $355,865 and $11,177 at December 31, 1996 and 1995, respectively.

     At December 31, 1996 and 1995, loans to directors, executive officers and their affiliated interests amounted to $2,568,098 and $1,993,028, respectively, which were current as to principal and interest. During 1996, new extensions of credit to directors, executive officers and their affiliated interests totalled $1,235,488 and repayments by such persons were $660,418.

     An analysis of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                          1996           1995           1994
                                      ------------------------------------------
Balance at beginning of year          $ 1,324,626    $ 1,077,026    $ 1,057,612
Provision charged to operations           515,600        350,000        100,000
Loans charged off, net                   (248,148)      (102,400)       (80,586)
                                      -----------------------------------------
Balance at end of year                $ 1,592,078    $ 1,324,626    $ 1,077,026
                                      ==========================================


--------------------------------------------------------------------------------
(5)  Accrued Interest
     Receivable

A summary of accrued interest receivable at December 31, 1996 and 1995 is as follows:

                                                        1996             1995
                                                     ---------------------------
Loans                                                $  689,347       $  599,044
Investment securities and other
  interest-earning assets                               848,647          359,321
                                                     ---------------------------
                                                     $1,537,994       $  958,365
                                                     ===========================


--------------------------------------------------------------------------------
(6)  Premises and
     Equipment

Premises and equipment consists of the following at December 31, 1996 and 1995:

                                                    1996                1995
                                                --------------------------------
Premises and improvements                       $ 2,067,628         $ 1,506,514
Furniture and equipment                           1,841,310           1,425,844
                                                --------------------------------
  Total                                           3,908,938           2,986,358
Accumulated depreciation                         (1,418,879)         (1,055,601)
                                                --------------------------------
                                                $ 2,490,059         $ 1,930,757
                                                ================================


--------------------------------------------------------------------------------
(7)  Deposits

A summary of deposit balances at December 31, 1996 and 1995 is as follows:

                                                     1996                1995
                                                --------------------------------
Regular checking                                $ 35,318,480        $ 23,793,196
NOW accounts                                      14,121,069           9,203,591
Money market accounts                             20,362,771          16,362,792
Regular savings accounts                          38,390,093          24,818,713
Certificates of deposit:
  $100,000 and over                               21,462,600          17,205,277
  Less than $100,000                              82,941,268          72,133,317
                                                --------------------------------
                                                $212,596,281        $163,516,886
                                                ================================


     Certificates of deposit with remaining terms exceeding one year are scheduled to mature as follows:

1998                                                                 $11,602,000
1999                                                                   5,018,000
2000                                                                   5,647,000
2001                                                                     446,000
Thereafter                                                           $        --

------------
page fifteen

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994
(continued)


     Interest expense includes interest on certificates of deposit greater than $100,000 of $1,059,333, $1,047,725 and $610,487 for the years ended December 31,
1996, 1995 and 1994, respectively.


--------------------------------------------------------------------------------
(8)  Income Taxe

Total income tax expense in the consolidated statements of income is summarized as follows:

                                          Current       Deferred        Total
                                       -----------------------------------------
Year ended December 31, 1996:
  U.S. Federal                         $ 1,127,066    $  (147,563)   $   979,503
  State and local                          286,894        (40,056)       246,838
                                       -----------------------------------------
                                       $ 1,413,960    $  (187,619)   $ 1,226,341
                                       =========================================
Year ended December 31, 1995:
  U.S. Federal                         $   628,806    $      (387)   $   628,419
  State and local                          196,974            (71)       196,903
                                       -----------------------------------------
                                       $   825,780    $      (458)   $   825,322
                                       =========================================
Year ended December 31, 1994:
  U.S. Federal                         $   344,644    $    24,110    $   368,754
  State and local                          117,416          4,633        122,049
                                       -----------------------------------------
                                       $   462,060    $    28,743    $   490,803
                                       =========================================


     A reconciliation of "expected" income tax expense at December 31, 1996, 1995 and 1994, computed at the Federal statutory rate, to reported income tax expense is as follows:

                                                    1996           1995           1994
                                                -----------------------------------------
Provision computed at statutory tax rate        $ 1,111,480    $   679,180    $   408,234
State and local taxes, net of Federal benefit       162,913        129,956         80,552
Tax exempt interest income                          (42,837)       (57,568)       (28,225)
Change in valuation allowance                        (7,554)          --            1,497
Other, net                                            2,339         73,754         28,745
                                                -----------------------------------------
                                                $ 1,226,341    $   825,322    $   490,803
                                                =========================================


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                          1996           1995
                                                       ------------------------
Deferred tax assets:
  Deferred fee income                                  $  17,917      $  24,527
  Non-qualified stock options                             54,352           --
  Allowance for loan losses                              585,034        494,110
  Other                                                   23,621         21,244
                                                       ------------------------
    Total gross deferred tax assets                      680,924        539,881
Valuation allowance                                         --           (7,554)
                                                       ------------------------
    Deferred tax assets, net                             680,924        523,327
                                                       ------------------------
Deferred tax liabilities:
  Differences in depreciation methods                     62,296         84,022
  Other                                                     --           17,296
                                                       ------------------------
    Total gross deferred tax liabilities                  62,296        101,318
                                                       ------------------------
    Net deferred tax asset                             $ 618,628      $ 431,009
                                                       ========================


     Except for the effects of the reversal of net deductible temporary differences, the Corp. is not currently aware of any factors which would cause any significant differences between taxable income and pretax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pretax book income if circumstances change (such as, for example, changes in tax laws or the Corp.'s financial condition or performance). Management has determined that based upon its assessment of recoverable taxes, realization of the net deferred tax asset is more likely than not.

------------
page sixteen

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


--------------------------------------------------------------------------------
(9)  Regulatory Matters

Capital Requirements

     The Federal Reserve Board in the case of bank holding companies such as the Corp. and the Federal Deposit Insurance Corporation (FDIC) in the case of state banks such as the Bank have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier 1 capital).

     In addition, the Federal Reserve Board of the FDIC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

     Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier 1 capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgements by the regulatory authorities about capital components, risk weightings and other factors.

     Management believes that, as of December 31, 1996, the Corp. and the Bank meet all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification characterized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

     The following is a summary of the Corp.'s and the Bank's actual capital amounts and ratios as of December 31, 1996 and 1995, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution (dollars in thousands):

                                                                              Regulatory Requirements
                                                                   ---------------------------------------------
                                                                     Minimum Capital        For Classification
                                                  Actual                 Adequacy           as Well Capitalized
                                            Amount      Ratio      Amount        Ratio      Amount       Ratio
                                           ---------------------------------------------------------------------
Corp.: December 31, 1996
       Leverage (Tier 1) capital           $15,686       7.01%     $ 8,954       4.00%     $11,193       5.00%
       Risk-based capital:
         Tier 1                             15,686      11.69%       5,369       4.00%       8,054       6.00%
         Total                              17,278      12.87%      10,738       8.00%      13,423      10.00%
       December 31, 1995
       Leverage (Tier 1) capital            12,020       6.81%       7,055       4.00%       8,819       5.00%
       Risk-based capital:
         Tier 1                             12,020      10.71%       4,489       4.00%       6,734       6.00%
         Total                             $13,345      11.89%     $ 8,979       8.00%     $11,224      10.00%
                                           ---------------------------------------------------------------------
Bank:  December 31, 1996
       Leverage (Tier 1) capital           $14,584       6.55%     $ 8,902       4.00%     $11,177       5.00%
       Risk-based capital:
         Tier 1                             14,584      10.89%       5,358       4.00%       8,037       6.00%
         Total                              16,176      12.08%      10,715       8.00%      13,394      10.00%
       December 31, 1995
       Leverage (Tier 1) capital            11,073       6.32%       7,013       4.00%       8,766       5.00%
       Risk-based capital:
         Tier 1                             11,073       9.91%       4,468       4.00%       6,702       6.00%
         Total                             $12,398      11.10%     $ 8,935       8.00%     $11,169      10.00%
                                           ---------------------------------------------------------------------

--------------
page seventeen

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994
(continued)


--------------------------------------------------------------------------------
(10) Commitments,
     Contingencies and
     Concentrations of
     Credit Risk

Commitments

     The Corp. is party to financial instruments and commitments with off-balance-sheet credit risk in the normal course of business. These financial instruments and commitments include unused home equity lines of credit, commitments to extend credit, and commitments to purchase securities. These commitments and instruments involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements.

     The Corp.'s maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amount. The Corp. uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

     At December 31, 1996 and 1995, financial instruments and commitments whose contractual amounts represent off-balance-sheet credit risk are as follows:

                                                                   1996          1995
                                                               -------------------------
Unused portions of commercial lines of credit,
  letters of credit and undisbursed portion of
  construction loans:
  Fixed-rate                                                   $   270,000   $   349,150
  Variable-rate                                                 17,650,314    12,949,431
Unused home equity lines of credit (primarily floating rate)     5,583,328     4,831,539
Unused portion of consumer lines of credit                         841,999       643,237
Commitments to extend credit:
  Fixed-rate                                                     1,819,000       505,000
  Variable-rate                                                 11,872,000    11,558,630
                                                               -------------------------
                                                               $38,036,641   $30,836,987
                                                               =========================


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corp. evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corp. upon extension of credit, is based on management's credit evaluation of the customer. Fixed-rate commitments had interest rates ranging from 8.75% to 9.0% at December 31, 1996.

     Letters of credit are conditional commitments issued by the Bank to guarantee the performance of an act of a customer to a third party.

     The Corp. leases land and buildings for its banking facilities under operating leases which expire at various dates through 2013 but which contain certain renewal options. Included in these leases is an obligation of the Corp. to Prestige Quarters LP, a partnership whose controlling general partner is a director of the Corp., for a 20-year lease which commenced in 1993. Also included in these leases are obligations of the Corp. to Prestige Realty Group LLC and Prestige Clinton Realty LLC, limited liability companies owned by certain directors of the Corp., for ten-year leases which commenced in 1994 and 1996. As of December 31, 1996, future minimum rental payments, excluding the renewal options under these leases, are as follows:

                                                                      ----------
1997                                                                  $  403,546
1998                                                                     380,664
1999                                                                     380,664
2000                                                                     380,664
2001                                                                     380,664
Thereafter                                                            $3,274,161
                                                                      ==========


     The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions. Rental expense, primarily related to the above described lease obligations, aggregated $427,650, $318,537 and $275,717 for the years ended December 31, 1996, 1995 and 1994, respectively, which is included in net occupancy expense in the consolidated statements of income.

-------------
page eighteen

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


Contingencies

     The Corp. may, in the ordinary course of business, be a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the financial position or results of operation of the Corp. will not be affected materially by the final outcome of any current legal proceedings or other contingent liabilities and commitments.


Concentrations of Credit Risk

     The Corp. extends credit in the normal course of business to its customers, the majority of whom operate or reside within the New Jersey, eastern Pennsylvania, and southern New York business areas. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the economic conditions existing in this region.


--------------------------------------------------------------------------------
(11) Stockholders' Equity

The payment of dividends by the Bank is restricted. Under the New Jersey Banking Act of 1948, as amended, the Bank may pay dividends only out of retained earnings and out of paid-in capital to the extent that paid-in capital exceeds 50% of stated capital.


Stock Compensation and Other Benefit Plans

     In October 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This Statement encourages recording in current period earnings compensation expense related to the fair value of certain stock-based compensation. Companies may choose to continue to follow the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," where compensation expense is not recorded for certain stock-based compensation plans. However, companies are required to disclose pro forma net income and earnings per share as if they adopted the fair value based method of accounting. The disclosure requirements for SFAS No. 123 are effective for fiscal years beginning after December 15, 1995.

     At December 31, 1996 the Corp. has four stock-based compensation plans, which are described below. All amounts presented reflect the five-for-four stock split effective on April 19, 1996 and the 10% stock dividend effective on March 31, 1995. The Corp. has elected to continue to account for stock-based compensation under APB Opinion No. 25 and to provide pro forma disclosures as required by SFAS No. 123. Accordingly, no compensation cost has been charged against income for option plans where the exercise price is equal to the market value of the underlying stock at the date of grant. The compensation cost that has been charged against income for option plans where the exercise price is less than the market value of the underlying stock at the date of grant was $117,944 and $18,799 in 1996 and 1995, respectively. Had compensation cost for the Corp.'s stock option plans been determined consistent with SFAS No. 123, the Corp.'s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                           1996          1995
                                                        ------------------------
Net income                            As Reported        2,042,718     1,172,265
                                      Pro forma          1,918,311     1,157,534
Primary earnings per share            As Reported       $      .76    $      .48
                                      Pro forma         $      .72    $      .48
Fully diluted earnings per share      As Reported       $      .75    $      .47
                                      Pro forma         $      .71    $      .47


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: dividend yield of 2%; expected volatility of 20%; risk-free interest rates equal to the five year CMT on the date of each option grant; and expected lives of five years.

     Pursuant to the 1990 Long-term Incentive Compensation Plan for Key Employees (the 1990 Plan), 3,300 shares of Corp. stock remain reserved for issuance to eligible employees of the Corp. upon the exercise of options granted under the 1990 Plan. Under the 1994 Stock Option Plan for Key Employees (the
KEP), the Corp. may grant options to its key employees for up to 207,250 shares of common stock. Under the 1990 Plan and the KEP, the exercise price of each option granted equals 85% of the market price of the Corp.'s stock on the date of grant. Under the 1994 Stock Option Plan for Senior Management (the SMP), the Corp. may grant options to its senior management personnel for up to 68,750 shares of common stock. Under the 1994 Stock Option Plan for Outside Directors (the ODP), the Corp. may grant options to its outside directors for up to 60,500 shares of common stock. Under the SMP and the ODP, the exercise price of each option equals the market price of the Corp.'s stock on the date of grant. Options

-------------
page nineteen

Notes to Consolidated
Financial Statements
December 31, 1996, 1995 and 1994
(continued)


granted in accordance with the above plans vest over a period not to exceed five years and have a maximum term of ten years.

     A summary of the status of the Corp.'s stock option plans as of December 31, 1996 and 1995 and changes during the years ended on those dates is presented below:

                                                    1996                     1995
                                            ---------------------------------------------
                                                         Weighted                Weighted
                                                          Average                 Average
                                                         Exercise                Exercise
                                             Shares       Price       Shares      Price
                                            ---------------------------------------------
Outstanding at beginning of year            160,485      $ 6.03      143,656      $5.33
Granted                                     167,784       10.36       51,313       6.02
Exercised                                    (5,700)       5.24      (33,521)      3.08
Forfeited                                    (1,988)       8.51         (963)      5.13
Outstanding at end of year                  320,581        8.33      160,485       6.03
Options exercisable at year-end             129,458        6.08       58,251       5.97

Weighted average fair value of options
  granted during the year                     $3.35                    $2.11

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                          Options Outstanding                     Options Exercisable
                               -------------------------------------------------------------------------
                                               Weighted
                                                Average        Weighted                        Weighted
Range of                                       Remaining       Average                          Average
Exercise                          Number      Contractual      Exercise          Number         Exercise
Prices                         Outstanding       Life            Price         Exercisable        Price
--------------------------------------------------------------------------------------------------------
$5.13- 6.37                      154,018       91 months         $ 6.07          128,989          $6.07
$9.53-14.25                      166,563      110 months         $10.42              469          $9.53


     The Corp. established a stock grant plan for founding outside directors in 1994. The plan provides for the issuance of 46,750 shares of Corp. common stock. At December 31, 1996, 18,700 shares have been issued under this plan.

     In addition, the Corp. provides a 401(k) deferred compensation plan to all eligible employees. Under this plan, the employer matches employee contributions up to 7% of base salary. Employer matching contributions totalled $97,000, $75,000 and $53,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


Stock Warrants

     In 1996 the Corp. issued warrants for 6,250 shares of common stock as compensation to an outside vendor. The warrants are fully exercisable in February, 1997 at an exercise price of $11.60 per share. The warrants expire in 1998.


--------------------------------------------------------------------------------
(12) Fair Value of
     Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of fair value of the Corp.'s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The following fair value estimates were made as of December 31, 1996 and 1995 based on pertinent market data and relevant information on each financial instrument. These estimates do not include any premium or discount that could result from an offer to sell the Corp.'s entire holdings of a particular financial instrument or category thereof at one time. Since no market exists for a substantial portion of the Corp.'s financial instruments, fair value estimates were necessarily based on judgments with respect to future loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for financial instruments at

------------
page twenty

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


December 31, 1996 and 1995, no attempt was made to estimate the value of anticipated future business or the value of nonfinancial assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Corp.'s existing core deposit base, premises and equipment, and goodwill. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

     The following methods and assumptions were used by the Corp. in estimating the fair value of its financial instruments:

     Cash and due from banks: Fair value equals the carrying value of such assets. Federal funds sold and short-term investments: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair values.

     Loans held for sale: Fair values are based upon quoted market prices for comparable loans as to interest rate, credit risk and term.

     Investment Securities: Fair values are based on quoted market prices.

     Loans: All fixed rate loans were valued using discounted cash flows. The discount rate used to determine the present value of these loans was based on interest rates currently being charged by the Bank on comparable loans as to credit risk and term. Fair values for variable rate loans are considered to approximate carrying values.

     Commitments to extend credit and letters of credit: The majority of the Corp.'s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Corp. or the borrower, they only have value to the Corp. and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

     Deposits: The fair values of deposits without stated maturities are equal to the carrying value of such deposits. Deposits without stated maturities include noninterest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. Discounted cash flows have been used to value certificates of deposit. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.

     The carrying amounts and estimated fair values of the Corp.'s financial instruments are as follows at December 31, 1996 and 1995:

                                                                        Carrying            Estimated
                                                                         Amount            Fair Value
                                                                     ---------------------------------
December 31, 1996
  Financial Assets:
    Cash and due from banks                                          $  9,579,368         $  9,579,368
    Federal funds sold and short-term investments                       8,950,028            8,950,028
    Loans held for sale, net                                           15,013,245           15,763,907
    Investment Securities, net                                         68,874,149           68,680,887
    Loans, net                                                        123,454,671          124,137,000
    Less: Allowance for loan losses                                     1,592,078            1,592,078
    Net loans                                                         121,862,593          122,544,922
  Financial liabilities:
    Deposits with no stated maturities                                108,192,413          108,192,413
    Certificates of deposit                                          $104,403,868         $104,587,000
December 31, 1995
  Financial Assets:
    Cash and due from banks                                          $  5,530,778         $  5,530,778
    Federal funds sold and short-term investments                      10,525,000           10,525,000
    Loans held for sale, net                                           10,240,981           10,855,440
    Investment Securities, net                                         43,270,135           43,466,781
    Loans, net                                                        103,346,182          103,025,809
    Less: Allowance for loan losses                                     1,324,626            1,324,626
    Net loans                                                         102,021,556          101,701,183
  Financial liabilities:
    Deposits with no stated maturities                                 74,178,292           74,178,292
    Certificates of deposit                                          $ 89,338,594         $ 89,883,559

---------------
page twenty-one

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1996, 1995 and 1994
(continued)

--------------------------------------------------------------------------------
(13) Condensed Financial
     Information of
     Parent Company

     The condensed financial statements of Prestige Financial Corp. are as follows:

Parent Only Statements of Financial Condition

                                                                            1996              1995
                                                                        ------------------------------
Assets:
  Cash and due from banks                                               $    185,303      $    514,036
  Investment securities, net (estimated market value $1,099,957 and
    $500,000 at December 31, 1996 and 1995, respectively)                  1,099,957           500,000
  Investment in subsidiary                                                14,584,185        11,073,242
  Other assets                                                                28,868            44,614
                                                                        ------------------------------
      Total assets                                                      $ 15,898,313      $ 12,131,892
                                                                        ==============================
Liabilities and stockholders' equity:
  Other liabilities                                                          188,391            73,419
  Stockholders' equity                                                    15,709,922        12,058,473
                                                                        ------------------------------
Total liabilities and stockholders' equity:                             $ 15,898,313      $ 12,131,892
                                                                        ==============================
Parent Only Statements of Income
Interest income                                                         $     50,912      $      2,473
Operating expenses                                                           (14,137)          (14,137)
Income tax (provision) benefit                                                (5,000)            2,631
Dividends from subsidiary                                                       --             115,200
Equity in undistributed income of subsidiary                               2,010,943           993,074
                                                                        ------------------------------
Net income available to common stockholders                             $  2,042,718      $  1,099,241
                                                                        ==============================
Parent Only Statements of Cash Flows
Cash flows from operating activities:
  Net income available to common stockholders                           $  2,042,718      $  1,099,241
  Less equity in undistributed income of subsidiary                       (2,010,943)         (993,074)
  Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization of organizational costs                                    14,137            14,137
      Decrease in other assets                                                 1,609            11,881
      Increase in other liabilities                                          114,972            73,419
      Common stock grants                                                     59,500            59,500
                                                                        ------------------------------
        Net cash provided by operating activities                            221,993           265,104
                                                                        ------------------------------
Cash flows from investing activities:
  Proceeds from maturities of investment securities                        9,185,575              --
  Purchases of investment securities                                      (9,785,532)         (500,000)
  Increase in investment in subsidiary                                    (1,500,000)       (1,555,453)
        Net cash used in investing activities                             (2,099,957)       (2,055,453)
Cash flows from financing activities:
  Proceeds from issuance of common stock, net                              2,169,412         2,523,124
  Cash dividends paid                                                       (620,181)         (228,739)
                                                                        ------------------------------
        Net cash provided by financing activities                          1,549,231         2,294,385
                                                                        ------------------------------
        (Decrease) increase in cash and cash equivalents                    (328,733)          504,036
Cash and cash equivalents at beginning of year                               514,036            10,000
                                                                        ------------------------------
Cash and cash equivalents at end of year                                $    185,303      $    514,036
                                                                        ==============================

---------------
page twenty-two

                                                        PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


(14) Recent Accounting
     Pronouncements

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 amends portions of SFAS No. 115, amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65, and supersedes SFAS No. 122. The Statement provides consistent standards for distinguishing transfers of financial assets which are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The Statement also defines accounting treatment for servicing assets and other retained interest in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions which were deferred until January 1, 1998 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" issued in December, 1996. The adoption of the Statement is to be applied prospectively and is not expected to have a material effect on the Corp.'s financial condition or results of operations.

--------------------------------------------------------------------------------


INDEPENDENT
AUDITORS' REPORT

The Stockholders and
Board of Directors
Prestige Financial Corp.:

     We have audited the accompanying consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prestige Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
January 17, 1997

-----------------
page twenty-three

STOCK PRICE INFORMATION                                 PRESTIGE FINANCIAL CORP.
                                                                  AND SUBSIDIARY


The following chart details the sales price ranges for Prestige Financial Corp. common stock on a quarterly basis for 1995 and 1996.

These prices reflect actual transactions exclusive of commissions, as adjusted for stock distributions via dividends and splits.

===============================================
                          High            Low
-----------------------------------------------
1995:
First Quarter            $ 7.00         $ 6.00
Second Quarter             9.00           6.40
Third Quarter              9.40           6.60
Fourth Quarter            12.60           9.80
-----------------------------------------------
1996:
First Quarter            $14.80         $11.20
Second Quarter            15.75          12.88
Third Quarter             13.75          11.25
Fourth Quarter            14.38          11.13
===============================================

The number of shares outstanding as of December 31, 1996 was 2,661,331.

The Corporation's common stock is listed on the NASDAQ National Market and the ranges of sales prices were obtained from that source.


Corporate Headquarters:

Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, NJ 08822


Shareholder Inquiries:

For information regarding your shares of common stock of Prestige Financial Corp., please contact:

Arnold F. Horvath
President
908-806-6200


Stock Symbol: PRFN

NASDAQ National Market


Market Makers:

The common stock of Prestige Financial Corp. is generally inactively traded. The most active market makers known to the Corp. are:

Sandler O'Neil & Partners
2 World Trade Center
104th Floor
New York, NY 10048

Ryan, Beck & Co.
80 Main Street
West Orange, NJ 07052

Troster Singer
10 Exchange Place
Jersey City, NJ 07302

FIA Capital Group
119 Littleton Road
Parsippany, NJ 07054


Financial Information and Form 10K:

Persons may obtain a copy, free of charge, of Prestige Financial Corp.'s 1996 Annual Report on Form 10K (excluding exhibits) as filed with the Securities and Exchange Commission. Investors, securities analysts and others desiring financial information or a copy of such report should contact:

Robert J. Jablonski
Chief Executive Officer
908-806-6200


Registrar and Transfer Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016


Annual Shareholders' Meeting:

The annual shareholders' meeting of Prestige Financial Corp. will be held at 5:30 pm on Tuesday, April 22, 1997 at One Royal Road, Flemington, NJ



Designed by Curran & Connors, Inc.

----------------
page twenty-four

                            PRESTIGE FINANCIAL CORP.

       One Royal Road, P.O. Box 2480, Flemington, NJ 08822 o 908-806-6200