Form 10-K, Exhibit 13
period 1997-12-31
PRESTIGE FINANCIAL CORP
filed 1998-03-31
CIK 899163

[LOGO]

                            PRESTIGE FINANCIAL CORP.

                            Doing Well by Doing Good








                               1997 ANNUAL REPORT

The following chart details the sales price ranges for Prestige Financial Corp. common stock on a quarterly basis for 1996 and 1997.

These prices reflect actual transactions exclusive of commissions, as adjusted for stock distributions via dividends and splits.

================================================================================
                                                     High                  Low
--------------------------------------------------------------------------------

1996:
First Quarter                                      $12.33               $ 9.33
Second Quarter                                      13.13                10.73
Third Quarter                                       11.46                 9.38
Fourth Quarter                                      11.98                 9.28
--------------------------------------------------------------------------------

1997:
First Quarter                                      $14.79               $10.83
Second Quarter                                      15.63                13.65
Third Quarter                                       17.00                14.00
Fourth Quarter                                      18.00                14.00
================================================================================

The number of shares outstanding as of December 31, 1997 was 3,308,624.

The Corporation's common stock is listed on the NASDAQ National Market and the ranges of sales prices were obtained from that source.


Stock Symbol: PRFN

NASDAQ National Market


Shareholder Inquiries:

For information regarding your shares of common stock of Prestige Financial Corp., please contact:

Arnold F. Horvath
President
908-806-6200


Financial Information and Form 10K:

Persons may obtain a copy, free of charge, of Prestige Financial Corp.'s 1997 Annual Report on Form 10K (excluding exhibits) as filed with the Securities and Exchange Commission. Investors, securities analysts and others desiring financial information or a copy of such report should contact:

Robert J. Jablonski
Chief Executive Officer
908-806-6200


Registrar and Transfer Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016


Market Makers:

The common stock of Prestige Financial Corp. is generally inactively traded. The most active market makers known to the Corp. are:

Sandler O'Neil & Partners
2 World Trade Center
104th Floor
New York, NY 10048

Herzog, Heine, Geduld, Inc.
525 Washington Boulevard
Jersey City, NJ 07310

Ryan, Beck & Co.
80 Main Street
West Orange, NJ 07052

FIA Capital Group
119 Littleton Road
Parsippany, NJ 07054


Corporate Headquarters:

Prestige Financial Corp.
One Royal Road
P.O. Box 2480
Flemington, NJ 08822
908-806-6200


Branch Offices

East Clinton
87 Beaver Avenue
Clinton, NJ 08822
908-730-9141

West Clinton
92 Route 173
Clinton, NJ 08822
908-735-7744

Edward's Store
Prestige Plaza
334 Highway 31
Raritan Twp., NJ 08822
908-806-6200

Raritan Borough
34 East Somerset Street
Raritan, NJ 08822
908-218-9898

Reading Ridge Center
8 Reading Road
Flemington, NJ 08822
908-806-6200

Investment Center
Mortgage Division
Prestige Plaza
334 Highway 31
Raritan Twp., NJ 08822
908-806-6200


Annual Shareholders' Meeting:

The annual shareholders' meeting of Prestige Financial Corp. will be held at 5:30 pm on Tuesday, April 21, 1998 at One Royal Road, Flemington, NJ

SELECTED FINANCIAL DATA                                                                                     PRESTIGE FINANCIAL CORP.
                                                                                                                      AND SUBSIDIARY


Dollars in thousands, except per share data                                               Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
Summary of Income                                                          1997        1996         1995        1994        1993
                                                                        ------------------------------------------------------------
                              Net interest income                       $   10,603  $     8,471  $    6,545  $    4,862  $   3,949
                              Provision for loan losses                        745          516         350         100        451
                              Non-interest income                            2,500        1,536         700         563        525
                              Non-interest expense                           8,457        6,222       4,898       4,124      3,276
                              Provision for income taxes                     1,197        1,226         825         491        287
                              Extraordinary items                               --           --          --          --         --
                              Cumulative effect of accounting change            --           --          --          --         63
                                                                        ------------------------------------------------------------
                              Net income                                $    2,704  $     2,043  $    1,172  $      710  $     523
                                                                        ============================================================

------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
                              Investments                               $   94,818  $    68,874  $   43,270  $   22,541  $  22,733
                              Total loans, net                             156,093      136,876     112,263      92,534     73,786
                              Total assets                                 283,587      229,517     176,382     132,572    109,636
                              Total deposits                               263,156      212,596     163,517     122,439    100,112
                              Stockholders' equity                      $   18,889  $    15,710  $   12,058  $    9,505  $   8,951
                                                                        ============================================================

------------------------------------------------------------------------------------------------------------------------------------
Financial Ratios
                              Return on average assets                       1.06%        1.01%       0.79%       0.61%      0.55%
                              Return on average equity                      15.60%       14.75%      11.27%       7.72%      6.13%
                              Diluted earnings per common share              $0.78        $0.63       $0.40       $0.26      $0.19
                              Book value per common share                    $5.71        $4.92       $4.08       $3.32      $3.11
                              Cash dividends per common share                $0.33        $0.21       $0.09       $0.05      $0.03
                              Tier 1 capital ratio                          10.78%       11.69%       9.91%      10.02%     11.08%
                              Total risk-based capital ratio                11.83%       12.87%      11.10%      11.16%     12.33%
                              Allowance for loan losses/total loans          1.16%        1.15%       1.17%       1.15%      1.41%
                              Net charge-offs/average total loans            0.34%        0.20%       0.10%       0.10%      0.07%
                                                                        ============================================================






                                                          YEAR-END ASSETS
                                                           (In Millions)
                            [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

                                                    <<< TABLE TO BE INSERTED >>>




                                                             NET INCOME
                                                           (In Thousands)
                            [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

                                                    <<< TABLE TO BE INSERTED >>>



                                                         EARNINGS PER SHARE
                                                            (In Dollars)
                            [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

                                                    <<< TABLE TO BE INSERTED >>>



                                                   YEAR-END MARKET CAPITALIZATION
                                                            (In Millions)
                            [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]

                                                    <<< TABLE TO BE INSERTED >>>




                                                               -----
                                                                 1



TO SHAREHOLDERS OF PRESTIGE:


                            DOING WELL BY DOING GOOD

     Prestige Financial Corp. enjoyed another record year in 1997 as Prestige State Bank continued to "do well by doing good," for shareholders, customers and the community. From SBA loans and municipal lease financing to support of Little League Baseball, Prestige State Bank is an active, supportive presence in New Jersey.

     It is customary in this letter to talk about financial results and the other traditional measurements by which shareholders and the investment community judge a company's performance. You will find that information in our report, of course, but we will also be telling you about another way we would like you to measure our performance: How well we are fulfilling our obligation to be a good corporate citizen.

     Prestige is a community bank, and we owe our success to the communities and individuals who contribute to the bank's growth through their deposits, their borrowings and their recommendations of the bank to friends and neighbors. Those who bank with us appreciate that Prestige, its management and its staff know and understand the needs and expectations of the people and businesses we serve, because our customers are also our neighbors.

     Some of those neighbors are in need--of the best possible health services, special education and training programs, child care, recreational facilities and activities, affordable housing, a better municipal infrastructure, support for arts projects and the environment, and other contributions to a better quality of life. Prestige State Bank helps meet these needs in many ways throughout the year, with donations of volunteer time, financial support, materials and banking expertise.

     The United Way of Hunterdon County and the social service agencies it supports provide help to many of the county's neediest citizens, and the people of Prestige State Bank are among the biggest givers to the United Way's annual appeal. But the bank gives more than dollars. Prestige lends the time and leadership skills of its officers, helps with advertising, and supplies materials and postage for mailings. Our work as a team player with the United Way has earned Prestige State Bank the United Way Chairman's Award each year for the past several years.




[PHOTO]

The fun-filled "cityscape" at
Des Mares School in Raritan
Township as a result of a
successful Operation
Playground for which Prestige
was recognized as a Platinum
donor.

[PHOTO]

                                      -----
                                        2

                                                        PRESTIGE FINANCIAL CORP.
                                                        AND SUBSIDIARY

[PHOTO]

On Hunterdon County United Way's Day of Caring, Prestige adds to its financial support by joining other volunteers to help with painting, repairs, filing, organizing, transportation, etc. at member-agency locations.


[PHOTO]

Three future "big leaguers" dream of hitting it over the fence at one of the ball fields maintained via the Flemington-Raritan Little League golf outing sponsored in large part by Prestige State Bank.




     Prestige is a longtime supporter of the Hunterdon Medical Center, a vital healthcare facility for everyone in our service area. When we were asked during 1997 to consider making a multi-year pledge of $15,000 to the Center's capital campaign, we responded with an immediate $25,000 donation and will be recognized with a plaque in the new Medical Imaging/Diagnostic Center Unit of the hospital.

     We were also a major donor in a campaign to raise $80,000 for expansion and renovation of the landmark Hunterdon County War Memorial. The association of our name with the effort helped attract other donors, assuring that the campaign would be a success.

     Prestige helps the children of the community in many ways. When a project called "Operation Playground" was organized to build a safe, imaginative place to play near a new elementary school in Raritan Township, Prestige was the only "Platinum" level donor not directly involved with the construction of the playground or with the school. Our name was used by the fund-raising team to attract other area businesses, and was inscribed on a plaque at the site.

     As the major sponsor throughout our corporate life of the annual Flemington-Raritan Little League golf tournament, we have -- each year -- provided balls for all players, paid for at least 16 golfers and solicited what the organizers call "super-sponsors," mostly bank director or advisory board member companies, who donate $1,000 each. Over the eight-year period, proceeds have totaled nearly $50,000 for the betterment of our youth.

     We sponsor a composer and performer of children's music named Macheis Wind who displays our name as he entertains. Children in our area have also been supported by our donations to Big Brothers Big Sisters, the Boy Scouts, 4-H, several scholarship funds, a fire safety program for kids, Pop Warner football and activities for disabled youngsters.




                                     -----

                            DOING WELL BY DOING GOOD

[PHOTO]

Some of Prestige State Bank's "team"
prepare to take part in the Town of
Clinton's Christmas Parade in which the
bank places a float carrying familiar
characters to please young and old
alike.





     Prestige joins in the celebrations of the communities where it is located, including the popular Clinton and Flemington Christmas parades, Raritan Borough's annual street fair, the annual Raritan Township Community Day, a fall festival in Ringoes and the multicultural, alcohol-free New Years Eve First Night festivities.

     The bank's officers help the communities where we operate to remain strong, by serving on boards or committees of chambers of commerce, Rotary Clubs, Elks, Lions and other civic or fraternal organizations. We contribute to the programs and fundraisers of the YMCA, churches, synagogues, Hadassah, Catholic Charities, the American Legion, numerous drug awareness and treatment programs and the Heart, Diabetes, and Cancer associations. Prestige received the prestigious Israel Unity Award for our exemplary support of the Jewish community, and the bank was honored at a dinner with a special commendation and a wall hanging for its contribution to the Israel Bonds drive.

     We also recognize the importance of culture, arts and the environment to a community, and we have contributed to the Hunterdon regional art center, concert performances, a Teen Arts Festival, and a crafts outlet for seniors. Prestige was recognized for its "distinguished efforts and major contributions on behalf of the environment" by an area association.

     Prestige has aided groups concerned with affordable housing, including Habitat for Humanity and the Somerset County Coalition on Affordable Housing, and is active in the downtown revitalization efforts of Main Street Flemington and the Flemington Partnership for Progress.

     As a bank with strong community ties and a record of service, we are better positioned than our larger competitors to be the bankers to municipalities that are looking for lease financing and to individuals seeking capital to start or expand a business. Within the past year, Prestige has helped the Township of Lebanon purchase a new fire engine with a tax-free loan, assisted a school that is adding a new wing, and loaned $45,000 to Meals on Wheels to buy a building they had been renting.



                                      -----
                                        4

                                                        PRESTIGE FINANCIAL CORP.
                                                        AND SUBSIDIARY

[PHOTO]

The Hunterdon County War Memorial received a major facelift and addition with the help of major givers such as Prestige, whose money and good name were used to forward the campaign.


[PHOTO]

Municipal Lease Financing is often provided by Prestige to government bodies as well as school boards as an alternative funding source for purchases such as this new fire truck for Lebanon Township.





     Officers of Prestige State Bank are sought-after speakers at seminars and expos for entrepreneurs and small business owners throughout our marketing area.

     Prestige State Bank more than meets the requirements of the Federal Community Reinvestment Act. And because we have demonstrated that Prestige State Bank is a force for good in the community, the community turns to us when we can offer a banking solution to their needs. That's what it means to do well by doing good.

     And Prestige Financial Corp. did very well in 1997.

     Net income for the year ended December 31, 1997 rose 32 percent, to a record $2,703,000, or 78 cents per share diluted, from net income of $2,043,000 or 63 cents per share diluted for 1996. Total assets at Dec. 31, 1997 were $283,587,000, a 24 percent gain from assets of $229,517,000 at the same date last year.

     Return on average assets for 1997 was 1.06 percent, up 4.95 percent from
1.01 percent for 1996, and return on average equity for 1997 reached 15.60 percent, a 5.76 percent gain from 14.75 percent recorded for 1996.

     Total deposits increased 24 percent to $263,156,000 at Dec. 31, 1997, from $212,596,000 at Dec. 31, 1996, and total loans, including those "available for sale," were up 14 percent to $157,931,000 at Dec. 31, 1997 from $138,468,000 at
Dec. 31, 1996.

     Our record performance for 1997 continues an unbroken trend of higher earnings for each year in the company's history. We are especially pleased that Prestige maintained its strong year-to-year growth despite costs associated with opening three new locations during 1997. Although these expenses impacted results for the fourth quarter, net income through the first nine months of 1997 exceeded that of the full year of 1996.

     In late 1997, the bank opened a full-service branch banking office in the Hunterdon County community of Clinton, our second location in the growing Clinton area. Earlier in 1997, we opened a free-standing branch and an in-store branch on a major highway between Flemington and Clinton.


                                     -----
                                       5

[PHOTO]

Instead of a "promise to pay"-Prestige
hands over a "pay to the order of"-the
Hunterdon Medical Center Foundation for
$25,000 to help fund major renovations
to the county's hospital.




     Prestige State Bank continues to be a premier SBA lender as it has been since the bank was founded in 1990. But as important as SBA lending has been in our history and growth, such services as mortgage lending, home equity loans and municipal financing are increasingly important contributors to our bottom line.

     We also have a history of rewarding our shareholders, and we are proud that Prestige Financial Corp. has declared consecutive quarterly dividends in every quarter since March 31, 1995 and has paid special year-end dividends in each of the past two years.

     As we enter 1998, we are confident in the strong prospects for both the company and the growing New Jersey banking market we serve.

     We intend to direct increasing attention to the Somerset County portion of our service area, perhaps opening an additional branch either right within that market or, at least, as a "bridge" location between our Hunterdon and Somerset facilities. Now that our Mortgage and Municipal Lease Financing Divisions have fully developed, we expect to rely on them to continue the balance we've established among all our earning assets. Non-interest income enhancements will also be counted upon to better diversify the sources of the company's revenues. We anticipate that the company's subsidiary, PFC Financial Services Inc. will play a large role in such diversification by offering professional investment services for those who desire optional routes for their own, personal finances. Add to this that banking-at-home will become a reality in 1998 at Prestige and one can see that we strive to increase income first by increasing levels of service--not by finding ways to charge more for services already in place. Just more assurance that Prestige will continue to be an example of how a financial institution--or any business--can do well by doing good. We thank you, as always, for your attention and continued support.

Sincerely,


/s/ Arnold F. Horvath                     /s/ Robert J. Jablonski
Arnold F. Horvath                         Robert J. Jablonski
President                                 Chief Executive Officer





                                     -----
                                       6

CONSOLIDATED STATEMENTS                                                              PRESTIGE FINANCIAL CORP.
OF FINANCIAL CONDITION                                                               AND SUBSIDIARY


                                                                                                             December 31,
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                                 1997               1996
                                                                                                 -----------------------------------
                              Cash and due from banks                                             $   10,297,330     $    9,579,368
                              Federal funds sold and short-term investments                           11,312,578          8,950,028
                                                                                                 -----------------------------------
                                    Total cash and cash equivalents                                   21,609,908         18,529,396
                                                                                                 -----------------------------------
                              Loans held for sale, net                                                16,284,462         15,013,245
                              Investment securities, net (estimated market value of $95,360,123
                                and $68,680,887 in 1997 and 1996, respectively)                       94,818,190         68,874,149
                              Loans, net                                                             141,646,514        123,454,671
                              Less: Allowance for loan losses                                          1,838,207          1,592,078
                                                                                                 -----------------------------------
                              Net loans                                                              139,808,307        121,862,593
                                                                                                 -----------------------------------
                              Accrued interest receivable                                              2,009,120          1,537,994
                              Premises and equipment, net                                              3,427,564          2,490,059
                              Other assets                                                             5,629,122          1,210,011
                                                                                                 -----------------------------------
                                    Total assets                                                  $  283,586,673     $  229,517,447
                                                                                                 ===================================

------------------------------------------------------------------------------------------------------------------------------------

Liabilities and
Stockholders' Equity
                              Liabilities:
                                Deposits:
                                  Non-interest bearing                                            $   47,595,244     $   35,318,480
                                  Interest bearing                                                   215,560,598        177,277,801
                                                                                                 -----------------------------------
                                    Total deposits                                                   263,155,842        212,596,281
                                Accrued interest payable                                                 426,111            308,082
                                Accrued expenses and other liabilities                                 1,115,879            903,162
                                                                                                 -----------------------------------
                                    Total liabilities                                                264,697,832        213,807,525
                                                                                                 -----------------------------------
                              Stockholders' equity:
                                Common stock, par value $.01; 5,000,000 shares authorized;
                                3,308,624 shares and 2,661,331 shares issued and
                                outstanding at December 31, 1997 and 1996, respectively                   33,086             26,613
                                Paid-in capital                                                       15,071,131         13,581,186
                                Retained earnings                                                      3,784,624          2,102,123
                                                                                                 -----------------------------------
                                    Total stockholders' equity                                        18,888,841         15,709,922
                              Commitments and contingencies (note 10)
                                                                                                 -----------------------------------
                                    Total liabilities and stockholders' equity                    $  283,586,673     $  229,517,447
                                                                                                 ===================================


                              See accompanying notes to consolidated financial statements.




                                                               -----
                                                                 7

CONSOLIDATED STATEMENTS                                                              PRESTIGE FINANCIAL CORP.
OF INCOME                                                                            AND SUBSIDIARY

                                                                                                 Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                          1997            1996            1995
                                                                                     -----------------------------------------------
                              Interest income:
                                Loans                                                $  14,032,350    $  11,920,839   $  10,048,068
                                Investment securities
                                  Taxable                                                5,041,347        3,590,295       1,624,625
                                  Exempt from Federal income tax                           201,937          100,244         138,744
                                Federal funds sold and short-term investments              446,435          427,861         443,000
                                                                                     -----------------------------------------------
                                  Total interest income                                 19,722,069       16,039,239      12,254,437
                                                                                     -----------------------------------------------
                              Interest expense:
                                Deposits                                                 9,117,481        7,565,484       5,708,330
                                Short-term borrowings                                        1,872            2,901             408
                                                                                     -----------------------------------------------
                                  Total interest expense                                 9,119,353        7,568,385       5,708,738
                                                                                     -----------------------------------------------
                                  Net interest income                                   10,602,716        8,470,854       6,545,699
                              Provision for loan losses                                    744,500          515,600         350,000
                                                                                     -----------------------------------------------
                                  Net interest income after provision for loan losses    9,858,216        7,955,254       6,195,699
                                                                                     -----------------------------------------------
                              Non-interest income:
                                Service charges on deposit accounts                        384,687          266,719         153,419
                                Gain on sale of loans held for sale                      1,764,750        1,180,301         571,837
                                Loss on sale of securities                                      --               --         (76,125)
                                Other income                                               350,166           89,116          51,060
                                                                                     -----------------------------------------------
                                  Total non-interest income                              2,499,603        1,536,136         700,191
                                                                                     -----------------------------------------------
                              Non-interest expense:
                                Salaries and employee benefits                           3,918,682        3,149,948       2,257,405
                                Net occupancy expense                                    1,848,310        1,268,291       1,033,182
                                Data processing                                            408,917          308,680         203,002
                                Advertising and business development                       374,436          244,382         187,008
                                Directors' compensation                                    326,971          162,980         124,219
                                Federal deposit insurance                                   26,480            2,000         139,781
                                Other operating expenses                                 1,553,676        1,086,050         953,706
                                                                                     -----------------------------------------------
                                  Total non-interest expense                             8,457,472        6,222,331       4,898,303
                                                                                     -----------------------------------------------
                                  Income before provision for income taxes               3,900,347        3,269,059       1,997,587
                              Provision for income taxes                                 1,196,863        1,226,341         825,322
                                                                                     -----------------------------------------------
                                Net income                                           $   2,703,484    $   2,042,718   $   1,172,265
                                                                                     ===============================================

                              Net income per common share:
                                Basic                                                $         .83    $         .66   $         .41
                                Diluted                                              $         .78    $         .63   $         .40
                                                                                     ===============================================

                              Weighted average shares outstanding:
                                Basic                                                    3,242,536        3,073,968       2,651,311
                                Diluted                                                  3,478,449        3,241,523       2,751,793
                                                                                     ===============================================


                              See accompanying notes to consolidated financial statements.



                                                               -----
                                                                 8


CONSOLIDATED STATEMENTS                                                              PRESTIGE FINANCIAL CORP.
OF CHANGES IN                                                                        AND SUBSIDIARY
STOCKHOLDERS' EQUITY


                              ------------------------------------------------------------------------------------------------------
                                                                                                                           Total
                                                                      Preferred    Common     Paid-in      Retained    stockholders'
                                                                        stock       stock     capital      earnings       equity
                                                                      --------------------------------------------------------------
                              Balance, December 31, 1994                900,000    15,709  $   7,804,087 $    785,551  $  9,505,347
                              Exercise of options (26,118 shares)           --        261        116,446           --       116,707
                              Common stock grants (6,800 shares)             --        68         59,432           --        59,500
                              Private placement (176,000 shares)             --     1,760      1,978,240           --     1,980,000
                              Dividend reinvestment and stock
                                purchase plan (34,326 shares)                --       343        426,074           --       426,417
                              Common stock cash dividend
                                ($.125 per share)                            --        --             --     (228,739)     (228,739)
                              10% Common stock dividend
                                (158,351 shares)                             --     1,584        969,842     (971,426)           --
                              Preferred stock cash dividend                  --        --             --      (73,024)      (73,024)
                              Redemption of preferred stock            (900,000)       --             --           --      (900,000)
                              Net income                                     --        --             --    1,172,265     1,172,265
                                                                      --------------------------------------------------------------
                              Balance, December 31, 1995                     --    19,725     11,354,121      684,627    12,058,473
                              Exercise of warrants (6,600 shares)            --        66         50,952           --        51,018
                              Exercise of options (5,673 shares)             --        57         35,065           --        35,122
                              Common stock grants (7,480 shares)             --        75         59,425           --        59,500
                              Dividend reinvestment and stock
                                purchase plan (161,895 shares)               --     1,619      2,042,741           --     2,044,360
                              401(k) plan (3,029 shares)                     --        30         38,882           --        38,912
                              Five-for-four common stock split
                                (504,115 shares)                             --     5,041             --       (5,041)           --
                              Common stock cash dividend
                                ($.25 per share)                             --        --             --     (620,181)     (620,181)
                              Net income                                     --        --             --    2,042,718     2,042,718
                                                                      --------------------------------------------------------------
                              Balance, December 31, 1996                     --    26,613     13,581,186    2,102,123    15,709,922
                              Exercise of warrants (3,737 shares)            --        37         38,029           --        38,066
                              Exercise of options (7,619 shares)             --        77         49,572           --        49,649
                              Common stock grants (9,348 shares)            --         93         59,407          --         59,500
                              Dividend reinvestment and stock
                                purchase plan (81,714 shares)                --       817      1,247,298           --     1,248,115
                              401(k) plan (6,452 shares)                     --        65         95,639           --        95,704
                              Six-for-five common stock split
                                (538,423 shares)                             --     5,384             --       (5,384)           --
                              Common stock cash dividend
                                ($.325 per share)                            --        --             --   (1,015,599)   (1,015,599)
                              Net income                                     --        --             --    2,703,484     2,703,484
                                                                      --------------------------------------------------------------
                              Balance, December 31, 1997                     --    33,086  $  15,071,131 $  3,784,624  $ 18,888,841
                                                                      ==============================================================


                              See accompanying notes to consolidated financial statements.



                                                               -----
                                                                 9


CONSOLIDATED STATEMENTS                                                              PRESTIGE FINANCIAL CORP.
OF CASH FLOWS                                                                        AND SUBSIDIARY


                                                                                                  Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                                                                           1997           1996            1995
                                                                                      ----------------------------------------------
                              Cash flows from operating activities:
                                Net income                                            $   2,703,484   $   2,042,718  $    1,172,265
                                Adjustments to reconcile net income to net cash
                                  used in operating activities:
                                    Provision for loan losses                               744,500         515,600         350,000
                                    Depreciation                                            489,815         367,961         297,842
                                    Amortization (accretion) of investment securities
                                      premiums and discounts, net                           600,575         479,182        (329,627)
                                    Amortization of organizational costs                     14,137          14,137          18,131
                                    Increase in accrued interest receivable                (471,126)       (579,629)       (492,072)
                                    (Increase) decrease in other assets                    (627,248)        680,010        (971,344)
                                    Loss on sale of securities                                   --              --          76,125
                                    Gain on sale of loans held for sale                  (1,764,750)     (1,180,301)       (571,837)
                                    Proceeds from sale of loans held for sale            38,710,090      24,076,664       9,423,281
                                    Loss on sale of other real estate owned                      --              --          25,000
                                    Net increase in loans held for sale                 (38,216,557)    (27,668,627)    (18,060,531)
                                    Increase in accrued interest payable                    118,029          59,069         111,960
                                    Increase in accrued expenses and other liabilities      212,717         345,804          67,250
                                    Increase (decrease) in deferred loan fees
                                      and unearned discounts                                 51,116        (273,507)        265,924
                                    Common stock grants                                      59,500          59,500          59,500
                                                                                      ----------------------------------------------
                                        Net cash provided by (used in)
                                          operating activities                            2,624,282      (1,061,419)     (8,558,133)
                                                                                      ----------------------------------------------
                              Cash flows from investing activities:
                                Proceeds from sale of securities available for sale              --              --       3,630,250
                                Proceeds from maturities of investment securities        31,074,402      32,379,423      15,933,625
                                Principal paydowns on mortgage-backed securities          7,336,561       4,915,156       1,079,558
                                Purchases of investment and
                                  mortgage-backed securities                            (64,955,579)    (63,377,775)    (41,119,376)
                                Net increase in loans                                   (18,741,330)    (19,472,380)    (11,510,847)
                                Loan participations purchased                                    --        (610,750)             --
                                Purchase of corporate owned life insurance               (3,806,000)             --              --
                                Capital expenditures                                     (1,427,320)       (927,263)       (215,615)
                                Proceeds from sale of other real estate owned                    --              --         350,000
                                                                                      ----------------------------------------------
                                        Net cash used in investing activities           (50,519,266)    (47,093,589)    (31,852,405)
                                                                                      ----------------------------------------------
                              Cash flows from financing activities:
                                Net increase in demand deposits, money market,
                                  NOW accounts and savings accounts                      33,271,174      34,014,121      11,636,393
                                Net increase in certificates of deposit                  17,288,387      15,065,274      29,441,226
                                Proceeds from issuance of common stock, net               1,431,534       2,169,412       2,523,124
                                Dividends paid                                           (1,015,599)       (620,181)       (301,763)
                                Redemption of preferred stock                                    --              --        (900,000)
                                                                                      ----------------------------------------------
                                        Net cash provided by financing activities        50,975,496      50,628,626      42,398,980
                                                                                      ----------------------------------------------
                                        Increase in cash and cash equivalents             3,080,512       2,473,618       1,988,442
                              Cash and cash equivalents at beginning of year             18,529,396      16,055,778      14,067,336
                                                                                      ----------------------------------------------
                              Cash and cash equivalents at end of year                $  21,609,908   $  18,529,396  $   16,055,778
                                                                                      ==============================================

                              Supplemental disclosures:
                                Cash paid for interest                                $   9,001,324   $   7,509,316  $    5,596,778
                                Cash paid for income taxes                                1,906,000       1,251,008         800,078
                                Loans transferred to other real estate owned                417,893              --         375,000
                                Investment securities transferred to
                                  securities available for sale                                  --              --       3,706,375
                                                                                      ==============================================

                              See accompanying notes to consolidated financial statements.


                                                               -----
                                                                 10

NOTES TO CONSOLIDATED                                  PRESTIGE FINANCIAL CORP.
FINANCIAL STATEMENTS                                   AND SUBSIDIARY
December 31, 1997, 1996 and 1995



--------------------------------------------------------------------------------
(1) Summary of      Business
    Significant
    Accounting           Prestige Financial Corp. provides a full range of
    Policies        banking services to individual and corporate customers
                    through its subsidiary, Prestige State Bank (the Bank), with branches located in Hunterdon and Somerset counties, New
                    Jersey. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal and state agencies, and undergoes periodic examinations by those regulatory authorities.

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


                                     -----

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)



                         The accrual of income on loans, including impaired
                    loans, is generally discontinued when a loan becomes more than 90 days delinquent and is not considered well secured and in the process of collection or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans. All previously accrued interest is reversed and income is recognized subsequently only in the period received, provided the remaining principal balance is deemed collectible. A nonaccrual loan is not returned to an accrual status until principal and interest payments are brought current and factors indicating doubtful collection no longer exist.

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

                    Premises and Equipment

                         Premises and equipment are stated at cost less
                    accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or leases. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements. Repair and maintenance items are expensed and improvements are capitalized. Leasehold improvements are depreciated over periods not exceeding twenty years, while furniture and equipment is depreciated over periods not exceeding seven years.

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


                                     -----

                                                       PRESTIGE FINANCIAL CORP.
                                                       AND SUBSIDIARY



                    Net Income Per Common Share

                         Effective December 31, 1997, the Corp. adopted the
                    provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." All prior period share amounts have been restated to conform with the provisions of this Statement.

                         Basic net income per common share is calculated by
                    dividing net income less preferred stock dividends, if any, by weighted average shares outstanding.

                         Diluted net income per common share is calculated by
                    dividing net income less preferred stock dividends, if any, by weighted average shares outstanding (as adjusted for the assumed exercise of potential common stock, using the treasury stock method). Potential common stock resulting from stock option agreements totaled 235,913 shares, 167,555 shares and 100,482 shares in 1997, 1996 and 1995, respectively.

                         Preferred stock dividends totaled $73,024 in 1995. All
                    outstanding preferred stock was redeemed in 1995 All weighted average shares outstanding reflect the six-for-five stock split effective on April 18, 1997; the five-for-four stock split effective on April 19, 1996 and the 10% common stock dividend effective on March 31, 1995.

                    Reclassifications

                         Certain amounts relating to 1996 and 1995 have been
                    reclassified to conform with the 1997 presentation.

--------------------------------------------------------------------------------
(2) Cash and Due    The Corp.'s banking subsidiary is required to maintain
    from Banks      reserve balances with the Federal Reserve Bank. Such
                    balances amounted to $2,770,000 and $1,190,000 at December
                    31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
(3) Investment      The amortized cost, gross unrealized gains and losses
    Securities,     and estimated market values of Investment Securities at
    Net             December 31, 1997 and 1996 are summarized as follows:


                                                                                     Gross        Gross        Estimated
                                                                    Amortized     Unrealized   Unrealized       Market
                    1997                                              Cost           Gains       Losses          Value
                    -------------------------------------------------------------------------------------------------------
                    U.S. Government and Federal agencies         $   41,379,452  $   252,165   $   73,412   $   41,558,205
                    Other securities                                  7,002,628       99,725      14,336         7,088,017
                    Mortgage-backed securities                       46,436,110      349,371       71,580       46,713,901
                                                                 ----------------------------------------------------------
                      Total investment securities                $   94,818,190  $   701,261   $  159,328   $   95,360,123
                                                                 ==========================================================

                                                                                     Gross        Gross        Estimated
                                                                    Amortized     Unrealized   Unrealized       Market
                    1996                                              Cost           Gains       Losses          Value
                    -------------------------------------------------------------------------------------------------------
                    U.S. Government and Federal agencies         $   36,226,852  $    58,934   $  255,060   $   36,030,726
                    Other securities                                  4,216,489        5,263           --        4,221,752
                    Mortgage-backed securities                       28,430,808      146,901     149,300        28,428,409
                                                                 ----------------------------------------------------------
                      Total investment securities                $   68,874,149  $   211,098   $  404,360   $   68,680,887
                                                                 ==========================================================


                         There were no sales of investment securities during
                    1997 or 1996. In December 1995, pursuant to the provisions of Special Report No. 155-B, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" issued by the Financial Accounting Standards Board, the Corp. made a one time transfer of Investment Securities with an amortized cost of $3,706,375 and an unrealized loss of $76,125 to Securities Available for Sale. These securities were sold in 1995 resulting in gross realized losses of $76,125 with no realized gains.

                         At December 31, 1997, securities having a book value of
                    approximately $19,000,000 were pledged to secure certain public fund deposits and for other purposes required by law.



                                     -----

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)


                         The amortized cost and estimated market values of
                    investment debt securities at December 31, 1997 are shown by contractual maturity in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call obligations. The contractual maturities of mortgage-backed securities and SBA guaranteed loan pool certificates generally exceed 10 years; however, the effective lives are expected to be less due to anticipated prepayments.

                                                                    Estimated
                                                      Amortized       Market
                                                        Cost          Value
                                                    ----------------------------
                    Due in one year or less         $  6,967,243   $  6,952,955
                    Due after one year through
                      five years                      16,394,432     16,426,866
                    Due after five years through
                      ten years                        5,270,115      5,283,910
                    Due after ten years                1,884,478      1,960,995
                    Mortgage-backed securities        46,436,110     46,713,901
                    SBA guaranteed loan pool
                      certificates                    17,865,812     18,021,496
                                                    ----------------------------
                      Total                         $ 94,818,190   $ 95,360,123
                                                    ============================


--------------------------------------------------------------------------------
(4) Loans           A summary of loans at December 31, 1997 and 1996 is as
                    follows:
                                                        1997           1996
                                                    ----------------------------
                    Real estate mortgages:
                      Residential                   $ 10,112,982   $  9,964,053
                      Construction and land
                        development                    7,835,831      7,950,569
                      Commercial                      50,400,048     37,909,538
                    Commercial loans                  57,586,106     55,758,733
                    Home equity and second
                      mortgages                       11,900,094      7,069,592
                    Consumer                          22,855,600     22,524,000
                                                    ----------------------------
                                                     160,690,661    141,176,485
                    Less:
                      Allowance for
                        loan losses                    1,838,207      1,592,078
                      Deferred loan fees
                        and discounts                  2,759,685      2,708,569
                      Loans held for sale             16,284,462     15,013,245
                                                    ----------------------------
                      Net loans                     $139,808,307   $121,862,593
                                                    ============================


                         Loans in the amount of $920,433 and $454,135 were on a
                    nonaccrual status and considered impaired at December 31, 1997 and 1996, respectively. If these loans had continued to realize interest in accordance with their contractual terms, approximately $73,000 and $37,000 of interest income would have been realized in 1997 and 1996, respectively. Actual interest income recognized on these loans was nominal. No specific reserves were required for impaired loans at December 31, 1997 or 1996. The average recorded investments in impaired loans during 1997 and 1996 were approximately $424,000 and $330,000, respectively. Loans which were past due 90 days or more and still accruing totaled $153,744 and $355,865 at December 31, 1997 and 1996, respectively.

                         At December 31, 1997 and 1996, loans to directors,
                    executive officers and their affiliated interests amounted to $3,966,911 and $2,568,098, respectively, which were current as to principal and interest. During 1997, new extensions of credit to directors, executive officers and their affiliated interests totaled $1,975,000 and repayments by such persons were $576,187.


                                     -----
                                       14

                                                       PRESTIGE FINANCIAL CORP.
                                                       AND SUBSIDIARY


                         An analysis of the allowance for loan losses for the
                    years ended December 31, 1997, 1996 and 1995 is as follows:

                                                          1997          1996           1995
                                                     ------------------------------------------
                    Balance at beginning of year     $ 1,592,078  $   1,324,626   $  1,077,026
                    Provision charged to operations      744,500        515,600        350,000
                    Loans charged off, net              (498,371)      (248,148)      (102,400)
                                                     ------------------------------------------
                    Balance at end of year           $ 1,838,207  $   1,592,078   $  1,324,626
                                                     ==========================================

--------------------------------------------------------------------------------
(5) Accrued         A summary of accrued interest receivable at December 31,
    Interest        1997 and 1996 is as follows:
    Receivable

                                                                      1997           1996
                                                                  -----------------------------
                    Loans                                         $     852,362   $    689,347
                    Investment securities and other
                      interest-earning assets                         1,156,758        848,647
                                                                  -----------------------------
                                                                  $   2,009,120   $  1,537,994
                                                                  =============================

--------------------------------------------------------------------------------
(6) Premises and    Premises and equipment consists of the following at
    Equipment       December 31, 1997 and 1996:

                                                                        1997          1996
                                                                  -----------------------------
                    Premises and improvements                     $   3,055,137   $  2,067,628
                    Furniture and equipment                           2,281,121      1,841,310
                                                                  -----------------------------
                      Total                                           5,336,258      3,908,938
                    Accumulated depreciation                         (1,908,694)    (1,418,879)
                                                                  -----------------------------
                                                                  $   3,427,564   $  2,490,059
                                                                  =============================

--------------------------------------------------------------------------------
(7) Deposits        A summary of deposit balances at December 31, 1997 and 1996 is as follows:

                                                                      1997           1996
                                                                  -----------------------------
                    Regular checking                              $  47,595,244   $ 35,318,480
                    NOW accounts                                     19,746,360     14,121,069
                    Money market accounts                            30,804,508     20,362,771
                    Regular savings accounts                         43,317,475     38,390,093
                    Certificates of deposit:
                      $100,000 and over                              29,328,715     21,462,600
                      Less than $100,000                             92,363,540     82,941,268
                                                                  -----------------------------
                                                                  $ 263,155,842   $212,596,281
                                                                  =============================

                         Certificates of deposit with remaining terms exceeding
                    one year are scheduled to mature as follows:

                    1999                                          $  14,542,539
                    2000                                              6,643,264
                    2001                                              1,727,508
                    2002                                                310,979
                    Thereafter                                           30,911

                         Interest expense includes interest on certificates of
                    deposit greater than $100,000 of $1,408,966, $1,059,333 and
                    $1,047,725 for the years ended December 31, 1997, 1996 and 1995, respectively.


                                     -----
                                       15

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)


--------------------------------------------------------------------------------
(8) Income Taxes    Total income tax expense in the consolidated statements of income is summarized as follows:

                                                                      Current        Deferred       Total
                                                                   ------------------------------------------
                    Year ended December 31, 1997:
                      U.S. Federal                                 $  1,264,861   $   (150,000)  $  1,114,861
                      State and local                                   127,002        (45,000)        82,002
                                                                   ------------------------------------------
                                                                   $  1,391,863   $   (195,000)  $  1,196,863
                                                                   ==========================================

                    Year ended December 31, 1996:
                      U.S. Federal                                 $  1,127,066   $   (147,563)  $    979,503
                      State and local                                   286,894        (40,056)       246,838
                                                                   ------------------------------------------
                                                                   $  1,413,960   $   (187,619)  $  1,226,341
                                                                   ==========================================
                    Year ended December 31, 1995:
                      U.S. Federal                                 $    628,806   $       (387)  $    628,419
                      State and local                                   196,974            (71)       196,903
                                                                   ------------------------------------------
                                                                   $    825,780   $       (458)  $    825,322
                                                                   ==========================================


                         A reconciliation of "expected" income tax expense at
                    December 31, 1997, 1996 and 1995, computed at the Federal statutory rate, to reported income tax expense is as follows:

                                                                      1997            1996           1995
                                                                   ------------------------------------------
                    Provision computed at statutory tax rate       $  1,326,118   $  1,111,480   $    679,180
                    State and local taxes, net of Federal
                      benefit                                            54,121        162,913        129,956
                    Tax exempt income                                  (192,998)       (42,837)       (57,568)
                    Change in valuation allowance                            --         (7,554)            --
                    Other, net                                            9,622          2,339         73,754
                                                                   ------------------------------------------
                                                                   $  1,196,863   $  1,226,341   $    825,322
                                                                   ==========================================

                         The tax effects of temporary differences that give rise
                    to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:

                                                                                       1997          1996
                                                                                  ---------------------------
                    Deferred tax assets:
                      Deferred fee income                                         $      2,095    $    17,917
                      Non-qualified stock options                                      104,424         54,352
                      Allowance for loan losses                                        637,975        585,034
                      Net operating loss carryforward                                   46,053             --
                      Other                                                             51,035         23,621
                                                                                  ---------------------------
                        Total gross deferred tax assets                                841,582        680,924
                    Deferred tax liabilities:
                      Differences in depreciation methods                               27,954         62,296
                        Total gross deferred tax liabilities                            27,954         62,296
                                                                                  ---------------------------
                        Net deferred tax asset                                    $    813,628    $   618,628
                                                                                  ===========================


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


                                     -----
                                       16

                                                       PRESTIGE FINANCIAL CORP.
                                                       AND SUBSIDIARY

--------------------------------------------------------------------------------
(9) Regulatory      Capital Requirements
    Matters
                         The Federal Reserve Board in the case of bank holding
                    companies such as the Corp. and the Federal Deposit
                    Insurance Corporation (FDIC) in the case of state banks such as the Bank have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier 1 capital).

                         In addition, the Federal Reserve Board and the FDIC
                    supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

                         Under its prompt corrective action regulations, the
                    FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier 1 capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%

                         The foregoing capital ratios are based in part on
                    specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

                         Management believes that, as of December 31, 1997, the
                    Corp. and the Bank meet all capital adequacy requirements to which they are subject. Further, the most recent FDIC notification characterized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                         The following is a summary of the Corp.'s and the
                    Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution (dollars in thousands):

                                                                                          Regulatory Requirements
                                                                                  ----------------------------------------
                                                                                    Minimum Capital    For Classification
                                                                   Actual              Adequacy        as Well Capitalized
                                                              Amount      Ratio   Amount       Ratio    Amount     Ratio
                                                            --------------------------------------------------------------
                    Corp.: December 31, 1997
                           ------------------------------
                           Leverage (Tier1) capital         $  18,880    6.75%    $ 11,191   4.00%    $  13,989    5.00%
                           Risk-based capital:
                             Tier 1                            18,880   10.78%       7,007   4.00%       10,510    6.00%
                             Total                             20,718   11.83%      14,013   8.00%       17,517   10.00%

                           December 31, 1996
                           ------------------------------
                           Leverage (Tier1) capital            15,686    7.01%       8,954   4.00%       11,193    5.00%
                           Risk-based capital:
                             Tier 1                            15,686   11.69%       5,369   4.00%        8,054    6.00%
                             Total                          $  17,278   12.87%    $ 10,738   8.00%    $  13,423   10.00%
                                                            --------------------------------------------------------------
                    Bank:  December 31, 1997
                           ------------------------------
                           Leverage (Tier1) capital         $  17,224    6.26%    $ 10,998   4.00%    $  13,748    5.00%
                           Risk-based capital:
                             Tier 1                            17,224    9.85%       6,991   4.00%       10,487    6.00%
                             Total                             19,062   10.91%      13,982   8.00%       17,478   10.00%

                           December 31, 1996
                           ------------------------------
                           Leverage (Tier1) capital            14,584    6.55%       8,902   4.00%       11,177    5.00%
                           Risk-based capital:
                             Tier 1                            14,584   10.89%       5,358   4.00%        8,037    6.00%
                             Total                          $  16,176   12.08%    $ 10,715   8.00%    $  13,394   10.00%
                                                            --------------------------------------------------------------


                                     -----
                                       17

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)


--------------------------------------------------------------------------------
(10) Commitments,   Commitments
     Contingencies
     and                 The Corp. is party to financial instruments and
     Concentrations commitments with off-balance-sheet credit risk in the normal
     of Credit      course of business. These financial instruments and
     Risk           commitments include unused home equity lines of credit,
                    commitments to extend credit, and commitments to purchase securities. These commitments and instruments involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements.

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

                         At December 31, 1997 and 1996, financial instruments
                    and commitments whose contractual amounts represent off-balance-sheet credit risk are as follows:

                                                                                              1997                 1996
                                                                                        ----------------------------------
                    Unused portions of commercial lines of credit,
                      letters of credit and undisbursed portion of
                      construction loans:
                      Fixed-rate                                                        $   1,656,301       $      270,000
                      Variable-rate                                                        18,353,874           17,650,314
                    Unused home equity lines of credit (primarily floating rate)            8,777,758            5,583,328
                    Unused portion of consumer lines of credit                              1,261,206              841,999
                    Commitments to extend credit:
                      Fixed-rate                                                           10,961,850            1,819,000
                      Variable-rate                                                        18,293,455           11,872,000
                                                                                        ----------------------------------
                                                                                        $  59,304,444       $   38,036,641
                                                                                        ==================================

                         Commitments to extend credit are agreements to lend to
                    a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corp. evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corp. upon extension of credit, is based on management's credit evaluation of the customer. Fixed-rate commitments had interest rates ranging from 7.50% to 9.75% at December 31, 1997.

                         Letters of credit are conditional commitments issued by
                    the Bank to guarantee the performance of an act of a customer to a third party.

                         The Corp. leases land and buildings for its banking
                    facilities under operating leases which expire at various dates through 2007 but which contain certain renewal options. Included in these leases is an obligation of the Corp. to Prestige Quarters LP, a partnership whose controlling general partner is a director of the Corp., for a 20-year lease which commenced in 1993. Also included in these leases are obligations of the Corp. to Prestige Realty Group LLC and Prestige Clinton Realty LLC, limited liability companies owned by certain directors of the Corp., for ten-year leases which commenced in 1994 and 1996. As of December 31, 1997, future minimum rental payments, excluding the renewal options under these leases, are as follows:

                    1998                                          $      570,109
                    1999                                                 571,150
                    2000                                                 553,025
                    2001                                                 533,234
                    2002                                                 514,459
                    Thereafter                                    $    3,580,396
                                                                  ==============

                         The above amounts represent minimum rentals not
                    adjusted for possible future increases due to escalation provisions. Rental expense, primarily related to the above described lease obligations, aggregated $625,283, $427,650 and $318,537 for the years ended December 31, 1997, 1996 and 1995, respectively, which is included in net occupancy expense in the consolidated statements of income.

                                     -----
                                       18

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

--------------------------------------------------------------------------------

(11) Stockholders'  The payment of dividends by the Bank is restricted.  Under
     Equity         the New Jersey Banking Act of 1948, as amended, the
                    Bank may pay dividends only out of retained earnings and out of paid-in capital to the extent that paid-in capital exceeds 50% of stated capital.

                    Stock Compensation and Other Benefit Plans

                         At December 31, 1997 the Corp. has four stock-based
                    compensation plans, which are described below. All amounts presented reflect the six-for-five stock split effective on April 18, 1997, the five-for-four stock split effective on April 19, 1996, and the 10% stock dividend effective on March 31, 1995. The Corp. has elected to continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide pro forma disclosures of net income and earnings per share as if the Corp. had adopted the fair value based method of accounting in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The compensation cost that has been charged against income for option plans where the exercise price is less than the market value of the underlying stock at the date of grant was $132,646, $117,944 and $18,799 in 1997, 1996 and 1995, respectively. Had compensation cost for the Corp.'s stock option plans been determined consistent with SFAS No. 123, the Corp.'s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                  1997            1996             1995
                                                              ---------------------------------------------
                    Net income                  As Reported   $  2,703,484    $  2,042,718     $  1,172,265
                                                Pro forma        2,488,673       1,918,311        1,157,534

                    Basic earnings per share    As Reported   $        .83    $        .66     $        .41
                                                Pro forma     $        .77    $        .62     $        .41

                    Diluted earnings per share  As Reported   $        .78    $        .63     $        .40
                                                Pro forma     $        .72    $        .59     $        .39

                         The fair value of each option grant is estimated on the
                    date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: dividend yield of 2%; expected volatility of 20%; risk-free interest rates equal to the five year CMT on the date of each option grant; and expected lives of five years.

                         Pursuant to the 1990 Long-term Incentive Compensation
                    Plan for Key Employees (the 1990 Plan), 3,960 shares of Corp. stock remain reserved for issuance to eligible employees of the Corp. upon the exercise of options granted under the 1990 Plan. Under the 1994 Stock Option Plan for Key Employees (the KEP), the Corp. may grant options to its key employees for up to 248,700 shares of common stock. Under the 1990 Plan and the KEP, the exercise price of each option granted equals 85% of the market price of the Corp.'s stock on the date of grant. Under the 1994 Stock Option Plan for Senior Management (the SMP), the Corp. may grant options to its senior management personnel for up to 104,100 shares of common stock. Under the 1994 Stock Option Plan for Outside Directors (the ODP), the Corp. may grant options to its outside directors for up to 105,600 shares of common stock. Under the SMP and the ODP, the exercise price of each option equals the market price of the Corp.'s stock on the date of grant.

                                     -----
                                       19

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)


                    Options granted in accordance with the above plans vest over a period not to exceed five years and have a maximum term of ten years.

                         A summary of the status of the Corp.'s stock option
                    plans as of December 31, 1997 and 1996 and changes during the years ended on those dates is presented below:

                                                                              1997                    1996
                                                                      ----------------------------------------------
                                                                                    Weighted                Weighted
                                                                                     Average                 Average
                                                                                    Exercise                Exercise
                                                                        Shares        Price     Shares        Price
                                                                      ----------------------------------------------
                    Outstanding at beginning of year                    384,697     $ 6.94      192,582       $5.03
                    Granted                                              74,300      11.45      201,340        8.63
                    Exercised                                            (7,619)      5.54       (6,840)       4.37
                    Forfeited                                            (1,420)      9.95       (2,385)       7.09
                    Outstanding at end of year                          449,958       7.70      384,697        6.94
                    Options exercisable at year-end                     276,988       6.34      155,349        5.07

                    Weighted average fair value of options granted
                      during the year                                     $3.18                   $2.79


                         The following table summarizes information about stock
                    options outstanding at December 31, 1997.

                                                                     Options Outstanding             Options Exercisable
                                                              ------------------------------------------------------------
                                                                            Weighted
                                                                             Average     Weighted               Weighted
                    Range of                                                Remaining     Average                Average
                    Exercise                                    Number     Contractual   Exercise    Number     Exercise
                    Prices                                    Outstanding     Life         Price   Exercisable    Price
                    ------------------------------------------------------------------------------------------------------
                    $ 4.28- 5.31                                178,918      79 months   $ 5.07       178,918      $5.07
                    $ 7.94-11.25                                251,340     101 months   $ 9.23        98,070      $8.67
                    $12.00-12.04                                 19,700     118 months   $12.00            --      $  --

                         The Corp. established a stock grant plan for founding
                    outside directors in 1994. The plan provides for the issuance of 56,100 shares of Corp. common stock. At December 31, 1997, 33,660 shares have been issued under this plan.

                         In addition, the Corp. provides a 401(k) deferred
                    compensation plan to all eligible employees. Under this plan, the employer matches employee contributions up to 7% of base salary. Employer matching contributions totaled $124,000, $97,000 and $75,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                         The Corp. established a supplemental retirement plan
                    for certain officers and directors in 1997. The compensation cost recognized in 1997 totaled $203,000.


--------------------------------------------------------------------------------
(12) Fair Value     SFAS No. 107, "Disclosures about Fair Value of Financial
     of Financial   Instruments" requires disclosure of fair value information
     Instruments    about financial instruments, whether or not recognized on
                    the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of fair value of the Corp.'s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The following fair value estimates were made as of December 31, 1997 and 1996 based on pertinent market data and relevant information on each financial instrument. These estimates do not include any premium or discount that could result from an offer to sell the Corp.'s entire holdings of a particular financial instrument or category thereof at one time. Since no market exists for a substantial portion of the Corp.'s financial instruments, fair value estimates were necessarily based on judgments with respect to future loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgment that must be applied, these fair value estimations cannot be calculated

                                     -----

                                                       PRESTIGE FINANCIAL CORP.
                                                       AND SUBSIDIARY



                    with precision. Modifications in such assumptions could meaningfully alter these estimates. Since these fair value approximations were made solely for financial instruments at December 31, 1997 and 1996, no attempt was made to estimate the value of anticipated future business or the value of nonfinancial assets and liabilities. Other important elements which are not deemed to be financial assets or liabilities include the value of the Corp.'s existing core deposit base, premises and equipment, and goodwill. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

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

                         The carrying amounts and estimated fair values of the
                    Corp.'s financial instruments are as follows at December 31, 1997 and 1996:

                                                                                          Carrying        Estimated
                                                                                           Amount         Fair Value
                                                                                       -------------------------------
                    December 31, 1997 Financial Assets:
                        Cash and due from banks                                        $  10,297,330     $  10,297,330
                        Federal funds sold and short-term investments                     11,312,578        11,312,578
                        Loans held for sale, net                                          16,284,462        17,098,685
                        Investment Securities, net                                        94,818,190        95,360,123
                        Loans, net                                                       141,646,514       141,968,078
                        Less: Allowance for loan losses                                    1,838,207         1,838,207
                        Net loans                                                        139,808,307       140,129,871
                      Financial liabilities:
                        Deposits with no stated maturities                               141,463,587       141,463,587
                        Certificates of deposit                                        $ 121,692,255     $ 121,766,173
                    December 31, 1996 Financial Assets:
                        Cash and due from banks                                        $   9,579,368     $   9,579,368
                        Federal funds sold and short-term investments                      8,950,028         8,950,028
                        Loans held for sale, net                                          15,013,245        15,763,907
                        Investment Securities, net                                        68,874,149        68,680,887
                        Loans, net                                                       123,454,671       124,137,000
                        Less: Allowance for loan losses                                    1,592,078         1,592,078
                        Net loans                                                        121,862,593       122,544,922
                      Financial liabilities:
                        Deposits with no stated maturities                               108,192,413       108,192,413
                        Certificates of deposit                                        $ 104,403,868     $ 104,587,000


                                     -----

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995
(continued)


--------------------------------------------------------------------------------
(13) Condensed      The condensed financial statements of Prestige Financial
     Financial      Corp. are as follows:
     Information
     of Parent
     Company

                    Parent Only Statements of Financial Condition                           1997                 1996
                                                                                        ---------------------------------
                    Assets:
                      Cash and due from banks                                           $     277,263       $     185,303
                      Investment securities, net (estimated market value $1,679,711 and
                        $1,099,957 at December 31, 1997 and 1996, respectively)             1,679,711           1,099,957
                      Investment in subsidiary                                             17,224,411          14,584,185
                      Other assets                                                             15,599              28,868
                                                                                        ---------------------------------
                          Total assets                                                  $  19,196,984       $  15,898,313
                                                                                        =================================

                    Liabilities and stockholders' equity:
                      Other liabilities                                                       308,143             188,391
                                                                                        ---------------------------------
                      Stockholders' equity                                                 18,888,841          15,709,922
                                                                                        ---------------------------------

                    Total liabilities and stockholders' equity:                         $  19,196,984       $  15,898,313
                                                                                        =================================

                    Parent Only Statements of Income
                    Interest income                                                     $      78,967       $      50,912
                    Operating expenses                                                        (14,137)            (14,137)
                    Income tax provision                                                       (1,572)             (5,000)
                    Equity in undistributed income of subsidiary                            2,640,226           2,010,943
                                                                                        ---------------------------------
                    Net income available to common stockholders                         $   2,703,484       $   2,042,718
                                                                                        =================================

                    Parent Only Statements of Cash Flows Cash flows
                    from operating activities:
                      Net income available to common stockholders                       $   2,703,484       $   2,042,718
                      Less equity in undistributed income of subsidiary                    (2,640,226)         (2,010,943)
                      Adjustments to reconcile net income to net cash provided by operating activities:
                          Amortization of organizational costs                                 14,137              14,137
                          (Increase) decrease in other assets                                    (868)              1,609
                          Increase in other liabilities                                       119,752             114,972
                          Common stock grants                                                  59,500              59,500
                                                                                        ---------------------------------
                            Net cash provided by operating activities                         255,779             221,993
                                                                                        ---------------------------------
                    Cash flows from investing activities:
                      Proceeds from maturities of investment securities                     9,601,902           9,185,575
                      Purchases of investment securities                                  (10,181,656)         (9,785,532)
                      Increase in investment in subsidiary                                         --          (1,500,000)
                            Net cash used in investing activities                            (579,754)         (2,099,957)
                    Cash flows from financing activities:
                      Proceeds from issuance of common stock, net                           1,431,534           2,169,412
                      Cash dividends paid                                                  (1,015,599)           (620,181)
                                                                                        ---------------------------------
                            Net cash provided by financing activities                         415,935           1,549,231
                                                                                        ---------------------------------
                            Increase (decrease) in cash and cash equivalents                   91,960            (328,733)
                    Cash and cash equivalents at beginning of year                            185,303             514,036
                                                                                        ---------------------------------
                    Cash and cash equivalents at end of year                            $     277,263       $     185,303
                                                                                        =================================


                                     -----
                                       22

INDEPENDENT AUDITORS'
REPORT


--------------------------------------------------------------------------------
                    The Stockholders and
                    Board of Directors
                    Prestige Financial Corp.:


                    We have audited the accompanying consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                         In our opinion, the consolidated financial statements
                    referred to above present fairly, in all material respects, the financial position of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.





                    /s/ KPMG Peat Marwick LLP
                    Short Hills, New Jersey
                    January 20, 1998





                                     -----
                                       23

CORPORATE INFORMATION                                  PRESTIGE FINANCIAL CORP.
                                                       AND SUBSIDIARY


                    Board of Directors

[PHOTO]             Louis R. DeFalco
                    Chairman (& Vice Chairman-
                    Prestige State Bank)

[PHOTO]             Roland D. Boehm, Sr.
                    Vice Chairman (& Chairman-
                    Prestige State Bank)

[PHOTO]             Arnold F. Horvath

[PHOTO]             Robert J. Jablonski

[PHOTO]             Gerald A. Lustig

[PHOTO]             James W. MacDonald

[PHOTO]             Arthur Stryker, Jr.

                    Hunterdon
                    Advisory Board

                    Brian Barbiche

                    David Bond

                    Alan Castroll

                    Sam Leon

                    John Little, Jr.

                    James T. McPherson

                    Somerset
                    Advisory Board

                    Edward J. Dougherty, Ed.D.

                    Gerard C. Pascale


                    Officers

                    Arnold F. Horvath
                    President

                    Robert J. Jablonski
                    Chief Executive Officer

                    Greg Schneider
                    Executive Vice President
                    Senior Lending Officer

                    Annette M. Dalley
                    Sr. Vice President
                    Human Resources
                    Branch Administration

                    Lorraine A. Cook
                    Sr. Vice President
                    Bank Controller

                    Jeffrey D. Mattison
                    Sr. Vice President
                    Loan Officer

                    Thomas M. Lyons
                    Vice President
                    Financial Corp. Controller

                    Joseph D. Ercolino
                    Vice President
                    Business Development

                    Thomas Thompson
                    Vice President
                    SBA Loan Officer

                    Thomas W. Ort
                    Vice President
                    Loan Administration

                    Mark C. Dooley
                    Vice President
                    Mortgage Officer

                    Christopher J. Pribula
                    Vice President
                    Operations

                    Stan Hall
                    Vice President

                    Karen M. McKeon
                    Assistant Vice President

                    Andrew Piech
                    Assistant Vice President

                    Rosemary Dente
                    Assistant Vice President
                    Sr. SBA Bus. Development

                    Arnold Robbins
                    Assistant Vice President
                    Auditor

                    Linda E. Burns
                    Assistant Vice President

                    Maria Fusca
                    Assistant Vice President

                    Judith Wallace
                    Assistant Secretary

                    Deborah Fabian
                    Assistant Secretary

                    J. Susan Berger
                    Corporate Secretary
                    Assistant Treasurer

                    JoAnn Cronce
                    Assistant Treasurer
                    Security Officer

                    Christine Ploski
                    Assistant Treasurer

                    Juanita Ombalski
                    Assistant Secretary

                    Louise A. Maziarz
                    Assistant Treasurer

                    Patrick McDermott
                    Assistant Treasurer

                    Deborah A. Gutschmidt
                    Assistant Treasurer

                    Amy E. Rabosky
                    Assistant Treasurer

                    Sandra Stephens
                    Assistant Secretary

                    Joyce Bietka
                    Assistant Secretary

                    Julia Locandro
                    Assistant Treasurer

                    Jennifer Mock
                    Assistant Treasurer

                    Glenn C. Guerin
                    Financial Consultant


                                     -----
                                       24

COMPANY PROFILE


                    Prestige Financial Corp. is a one bank holding company incorporated under the laws of the State of New Jersey and whose principal business is the operation of Prestige State Bank-- a state-chartered, F.D.I.C. insured financial institution. Our vision continues to focus on providing top quality service to our clientele while taking great care that this endeavor contributes to the enhancement of shareholder value. The Company's overriding strategy for the attainment of this vision has been to employ the best people, armed with the latest proven technology, in the most appropriate locations, to service markets and/or lines of business with which we have a unique familiarity. Prestige Financial Corp. stock is traded on the NASDAQ National Market under the symbol "PRFN".


                    [WEB BROWSER PHOTO]


                    Visit our web site at: www.prestigefinancialcorp.com
                                           www.prestigestatebank.com

                            PRESTIGE FINANCIAL CORP.

       One Royal Road, P.O. Box 2480, Flemington, NJ 08822 o 908-806-6200
                          www.prestigefinancialcorp.com
                            www.prestigestatebank.com